Exhibit 2.1

Execution Version

HENDERSON GROUP PLC

HORIZON ORBIT CORP.

JANUS CAPITAL GROUP INC.

AGREEMENT AND PLAN OF MERGER

Dated as of October 3, 2016

i

ii

Section 9.8	Assignment	111

Section 9.9	Specific Enforcement	111

Section 9.10	Jurisdiction	111

Section 9.11	WAIVER OF JURY TRIAL	112

Section 9.12	Headings, etc.	112

Section 9.13	Severability	112

iii

Exhibits

Exhibit A – Form of Voting Agreement

Exhibit B – Form of Henderson Amended Articles

Schedules

Schedule 2.2(d) – Henderson Executive Officers

Schedule 2.4 – Certain Other Matters

Janus Disclosure Schedule

Henderson Disclosure Schedule

iv

INDEX OF DEFINED TERMS

Defined Term	Page

$110
Action	27
Affiliate	98
Aggregate Reference AUM	98
Agreed Form	99
Agreement	1
Ancillary Agreements	99
Anti-Bribery Law	34
Anti-Money Laundering Law	34
Antitrust Laws	18
Applicable Laws	23
APRA	26
ASIC	26
ASX	5
Book-Entry Share	11
Branch	99
Broker-Dealer	99
Business Day	99
CEA	99
Certificate	11
Certificate of Merger	3
CFTC	99
Client	99
Closing	3
Closing Date	3
Code	8
Commodity Pool Operator	99
Confidentiality Agreement	66
Continuation Period	82
Continuing Employee	82
Contract	17
Converted Stock Option	8
Cyber Security Incident	33
Dai-ichi	4
DGCL	1
Disclosure and Transparency Rules	40
dollars	110
Economic Sanctions Law	34
Effect	106
Effective Time	3
Enforceability Exceptions	17
ERISA	99
ERISA Affiliate	99

i

ESPP	10
Excess Shares	13
Exchange	4
Exchange Act	18
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	7
Expense Cap	91
Expenses Reimbursement	91
extent	110
FCA	99
FCA Approval	99
FINRA	100
FINRA Approval	100
FSMA	100
Fund Board Reorganization Approval	63
Fund Reorganization	63
Fund Reorganization Shareholder Meeting	63
GAAP	21
Government Official	34
Governmental Entity	18
Henderson	1
Henderson Advisory Agreement	100
Henderson Alternative Transaction	69
Henderson Amended Articles	6
Henderson Articles	35
Henderson Asset Manager	100
Henderson Board Recommendation	36
Henderson Disclosure Schedule	35
Henderson Equity Awards	100
Henderson Equity Plans	100
Henderson Expenses	91
Henderson Filed Public Documents	35
Henderson Financial Statements	40
Henderson Fund	100
Henderson Fund Public Documents	100
Henderson HF Manager	100
Henderson IT Systems	100
Henderson Material Contracts	52
Henderson Measurement Date	37
Henderson Memorandum of Association	35
Henderson Mutual Fund Manager	101
Henderson Name Change	101
Henderson Option	101
Henderson Ordinary Share	101
Henderson Pension Plan	101

Henderson Permits	42
Henderson Plan	101
Henderson Private Fund	101
Henderson Public Documents	40
Henderson Public Fund	101
Henderson Qualifying Transaction	93
Henderson Recommendation Change	70
Henderson Restricted Share	102
Henderson Restricted Stock Unit	102
Henderson Share Issuance	102
Henderson Shareholder Amended Articles Approval	102
Henderson Shareholder Approvals	102
Henderson Shareholder Circular	102
Henderson Shareholder De-listing Approval	102
Henderson Shareholder Name Change Approval	102
Henderson Shareholder Option Approval	102
Henderson Shareholder Permitted Henderson Dividend Approval	102
Henderson Shareholder Transaction Approval	103
Henderson Shareholder UK/Jersey/Australia Document Approval Date	74
Henderson Shareholders Meeting	76
Henderson Superior Proposal	71
Henderson Termination Fee	94
Henderson Third Party	69
Henderson Triggering Event	103
Henderson UK Prospectus	103
Henderson US Prospectus	18
hereby	110
herein	110
hereof	110
hereto	110
hereunder	110
HSR Act	18
IFRS	40
Indemnified Parties	79
Integration Planning Team	6
Intellectual Property	32
Investment Advisers Act	24
Investment Agreement	103
Investment Company Act	103
IRS	27
Janus	1
Janus Advisory Agreement	103
Janus Alternative Transaction	66
Janus Certificate of Incorporation	16
Janus Common Stock	1
Janus Disclosure Schedule	16

Janus Equity Awards	10
Janus Equity Plans	103
Janus Expenses	91
Janus Filed SEC Documents	16
Janus Financial Advisor	34
Janus Financial Statements	21
Janus Fund	104
Janus Fund SEC Documents	104
Janus Intellectual Property	104
Janus Investment Adviser	24
Janus IT Systems	104
Janus Material Contracts	33
Janus Measurement Date	18
Janus Option	104
Janus Permits	23
Janus Plan	104
Janus Preferred Stock	18
Janus Private Fund	104
Janus PSU Award	104
Janus Public Fund	105
Janus Qualifying Transaction	92
Janus Recommendation Change	66
Janus Restricted Share Award	105
Janus RSU Award	105
Janus SEC Documents	20
Janus Stockholder Approval	31
Janus Stockholders Meeting	75
Janus Superior Proposal	67
Janus Termination Fee	93
Janus Third Party	66
Janus Triggering Event	105
JFSC	105
JFSC Approvals and Consents	105
knowledge	106
Liens	17
Material Adverse Effect	106
Maximum Amount	80
Merger	1
Merger Consideration	7
Merger Sub	1
Merger Sub Common Stock	38
New IAA	61
New Plans	83
NFA	107
Old Plans	83
Option Agreement	107

Outside Date	89
Permitted Henderson Dividend	107
Permitted Janus Dividend	107
Permitted Liens	107
person	108
Prospectus/Proxy Statement	63
Proxy Statement	18
Public Fund Board Approval	61
Public Fund Proxy Statement	61
Public Fund Shareholder Approval	61, 62
Public Fund Shareholder Meeting	61
Registration Statement	18
Registration Statement Effective Date	72
Relevant Sum	95
Reorganized Fund	63
Representative	65
Requisite Regulatory Approvals	87
Restraints	87
S&P	99
Sarbanes-Oxley Act	20
SEC	15
Securities Act	20
Significant Subsidiary	108
subsidiary	109
Surviving Corporation	3
Tax	109
Tax Return	109
Taxing Authority	109
Termination Fees	94
Transactions	1
UCITS	109
VAT	95
Voting Agreement	1
Willful Breach	109

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2016 (this Agreement), is by and among HENDERSON GROUP PLC, a company incorporated in Jersey (Henderson); HORIZON ORBIT CORP., a Delaware corporation and direct wholly-owned subsidiary of Henderson (Merger Sub); and JANUS CAPITAL GROUP INC., a Delaware corporation (Janus).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination through the merger of Merger Sub with and into Janus, with Janus being the surviving corporation and a wholly-owned subsidiary of Henderson (the Merger);

WHEREAS, in connection with the Merger, each share of common stock, par value $0.01 per share, of Janus (Janus Common Stock) issued and outstanding immediately prior to the Effective Time (as defined herein) (other than shares of Janus Common Stock to be cancelled in accordance with Section 3.1(b)) shall be cancelled and each holder of such shares of Janus Common Stock shall have the right to receive the Merger Consideration (as defined herein) upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the DGCL);

WHEREAS, the Board of Directors of Janus has unanimously adopted resolutions approving the Merger, this Agreement and the Ancillary Agreements, determined that the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the Transactions) is advisable and fair to, and in the best interest of, Janus and its stockholders and resolved to recommend that Janus’s stockholders approve and adopt this Agreement pursuant to the DGCL;

WHEREAS, the Board of Directors of Henderson has unanimously approved this Agreement and the Ancillary Agreements, determined that the consummation of the Transactions is in the best interest of Henderson and its shareholders as a whole, and resolved to recommend that Henderson’s shareholders vote to approve the Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted resolutions approving the Merger and this Agreement, determined that the consummation of the Transactions is advisable and fair to, and in the best interest of, Merger Sub and its sole shareholder, and resolved to recommend that Merger Sub’s sole shareholder approve and adopt this Agreement pursuant to the DGCL;

WHEREAS, as a condition and inducement to the willingness of Henderson and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, a stockholder of Janus is entering into a voting agreement with Henderson and Janus (the Voting Agreement), in substantially the form attached as Exhibit A hereto pursuant to which, among other things, such stockholder has agreed to vote in favor of this Merger;

WHEREAS, for US federal income tax purposes, the parties intend that the Merger shall qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (as defined herein) and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1            The Merger

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into Janus.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Janus shall continue as the surviving corporation in the Merger (the Surviving Corporation) as a direct wholly-owned subsidiary of Henderson and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2            Closing

The closing of the Merger (the Closing) shall take place at 10:00 a.m., New York time, on the fifth Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, New York, New York, 10022, or at such other time, date or place as Janus and Henderson may agree to in writing (the date of the Closing, the Closing Date).

Section 1.3            Effective Time

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the Certificate of Merger), in form and substance reasonably acceptable to Henderson and Janus, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective at such time on the Closing Date as shall be agreed by Henderson and Janus and specified in the Certificate of Merger (such time as the Merger becomes effective being the Effective Time).

Section 1.4            Effects of the Transaction

The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the DGCL.

ARTICLE II
CERTAIN GOVERNANCE MATTERS

Section 2.1            Name, Exchange and Trading Symbol

The parties shall cause, with effect from the Effective Time, (a) the name of Henderson to be changed to “Janus Henderson Global Investors plc”, (b) the Henderson Ordinary

Shares to be listed on the New York Stock Exchange (the Exchange) and (c) the ticker symbol of Henderson to be changed to a ticker symbol as shall be mutually agreed upon by Henderson and Janus prior to the Effective Time.

Section 2.2            Governance Matters

(a)                                 Board of Directors of Henderson.

(i)                                     Janus and Henderson shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, the Board of Directors of Henderson to be comprised of twelve (12) directors as follows:

(A)                               six (6) directors shall be nominated by the existing Board of Directors of Henderson and identified in writing to Janus no less than five (5) days prior to the Closing Date, (i) one of whom shall be Andrew J. Formica and (ii) one of whom shall be Richard D. Gillingwater (or, in the case of both (i) and (ii) above where either of them is unable to serve at the Effective Time, subject to Janus’s consent (such consent not to be unreasonably withheld, conditioned or delayed), such other person as the existing Board of Directors of Henderson shall nominate and identify in writing to Janus) who shall be Chairman of the Board of Directors of Henderson; and

(B)                               six (6) directors nominated by the existing Board of Directors of Janus and identified in writing to Henderson no less than five (5) days prior to the Closing Date, (i) one of whom shall be Richard M. Weil, (ii) one of whom shall be Glenn S. Schafer (or, in the case of both (i) and (ii) above where either of them is unable to serve at the Effective Time, subject to Henderson’s consent (such consent not to be unreasonably withheld, conditioned or delayed), such other person as the existing Board of Directors of Janus shall nominate and identify in writing to Henderson) who shall be the Deputy Chairman of the Board of Directors of Henderson and (iii) for so long as Dai-ichi Life Holdings, Inc. (Dai-ichi) is entitled to nominate a director to the Board of Directors of Henderson pursuant to the terms of the Investment Agreement, one of whom shall be nominated by Dai-ichi;

provided that if, prior to the Effective Time, any individual designated to serve on the Board of Directors of Henderson after the Effective Time pursuant to this Section 2.2(a)(i) is unable or unwilling to so serve, the Board of Directors of Henderson or the Board of Directors of Janus, as applicable, shall designate another individual to serve in such individual’s place.  The Board of Directors of Henderson expects to implement a policy providing that, from and after the Effective Time, any individual independent member of the Board of Directors of Henderson serve for no more than ten (10) years in accordance with the Corporate Governance Principles and Recommendations of the ASX Corporate Governance Council; provided, however, that any member of the Board of Directors of Henderson who, prior to the Effective Time, served as a member of the Board of Directors of Henderson or Janus, may serve for no longer than fifteen (15) years from the date of such member’s original appointment to the Board of Directors of Henderson or Janus (as applicable). The parties agree that no less than four directors nominated by the Board of Directors of each of them shall qualify as “independent” directors under the applicable rules of the Exchange and the Australian Securities Exchange (ASX).

(ii)                                  The new members appointed to the Board of Directors of Henderson shall be appointed by the Board of Directors of Henderson in accordance with the Henderson Articles (as defined herein).  Henderson shall cause to be delivered to Janus resignations, effective upon the Effective Time, executed by the directors of Henderson in office as of immediately prior to the Effective Time who will not be continuing in office after the Effective Time.

(b)                                 Committees of Board of Directors of Henderson.

(i)                                     Henderson and Janus shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, the only committees of the Board of Directors of Henderson to be comprised of an Audit Committee, a Nominating/Corporate Governance Committee, a Compensation Committee and a Risk Committee.

(ii)                                  With effect from the Effective Time, (A) the Chairman of the Nominating/Corporate Governance Committee and the Risk Committee shall be selected by the existing Board of Directors of Henderson and the Chairman of the Audit Committee and the Compensation Committee shall be selected by existing Board of Directors of Janus and (B) each such committee shall be comprised of four directors to be selected as follows: (1) in the case of the Nominating/Corporate Governance Committee and Risk Committee, two of such directors shall be selected by the existing Board of Directors of Henderson and identified in writing to Janus no less than five (5) days prior to the Closing Date and the other two directors shall be selected by the existing Board of Directors of Janus and identified in writing to Henderson no less than five (5) days prior to the Closing Date and (2) in the case of the Audit Committee and Compensation Committee, two of such directors shall be selected by the existing Board of Directors of Janus and identified in writing to Henderson no less than five (5) days prior to the Closing Date and the other two directors shall be selected by the existing Board of Directors of Henderson and identified in writing to Janus no less than five (5) days prior to the Closing Date.  The parties agree that each member of each committee shall qualify as “independent” directors under the applicable rules of the Exchange and the ASX.

(iii)                               At the Effective Time, each charter of the Audit Committee, Nominating/Corporate Governance Committee, Compensation Committee and Risk Committee shall be amended and restated to reflect the provisions and the powers and responsibilities customary for a committee of an Exchange-listed and ASX-listed company, in each case in a form reasonably acceptable to Henderson and Janus.

(c)                                  Co-Chief Executive Officers.  At the Effective Time, Andrew J. Formica and Richard M. Weil each shall serve as co-Chief Executive Officer of Henderson.

(d)                                 Officers.  At the Effective Time, the individuals set forth on Schedule 2.2(d) shall become executive officers of Henderson, serving in the respective offices set forth beside each individual’s name on the referenced schedule, and such executive officers, together with the co-Chief Executive Officers, shall constitute an executive committee of Henderson.

(e)                                  Integration Planning.  The parties will develop an integration plan with the assistance of an integration planning team (the Integration Planning Team), half the members of which shall be comprised of individuals designated by Janus and half the members of which shall be comprised of individuals designated by Henderson.  Subject to Applicable Law, the Integration Planning Team shall coordinate Janus’s and Henderson’s related operations on a timely basis in an effort to accelerate to the earliest practicable time following the Effective Time, the realization of the synergies and other integration benefits expected to be achieved by the parties in the Transactions.

(f)                                   Tax Residency.  It is the intention of the parties that, following the consummation of the Transactions, Henderson will continue to be, and the parties will take all reasonable actions necessary to ensure that Henderson remains, resident in the United Kingdom for Tax purposes.

Section 2.3            Organizational Documents

(a)                                 At the Effective Time, the Henderson Articles and the Henderson Memorandum of Association shall be amended and restated to read in their entirety as the Memorandum and Articles of Association set forth in Exhibit B with such changes to reflect any legal requirements applicable to a NYSE or ASX listed company as  may be reasonably and mutually agreed by the parties (together, the Henderson Amended Articles).  Immediately following the Effective Time, the Board of Directors of Henderson shall, to the extent necessary, adopt such future resolutions and take such necessary corporate actions so as to ratify the matters set forth in this ARTICLE II that as of the Effective Time require such ratification.

(b)                                 At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.4            Certain Other Matters.  Reference is made to Schedule 2.4 hereto.

ARTICLE III
EFFECT OF THE MERGER ON THE
CAPITAL STOCK OF JANUS; EXCHANGE OF CERTIFICATES

Section 3.1            Effect on Capital Stock of Janus

(a)                                 Conversion of Janus Common Stock and the Merger Sub Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Janus or Merger Sub, or the holders of Janus Common Stock (or options thereon) or of any shares of Merger Sub:

(i)                                     Each issued and outstanding share of Janus Common Stock (other than any shares of Janus Common Stock to be cancelled pursuant to Section 3.1(b)) shall be converted into the right to receive 4.7190 (the Exchange Ratio) validly issued, fully paid up Henderson Ordinary Shares, together with cash in lieu of fractional Henderson Ordinary Shares as specified below, without interest (the Merger Consideration).  As of the Effective Time, all such shares of Janus Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.  As of the Effective Time, each holder of a Certificate or Book-Entry Share (each as defined herein) representing any shares of Janus Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)                                  Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for the cancellation of the shares of Merger Sub common stock and the provision of the aggregate Merger Consideration by Henderson, the Surviving Corporation shall issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares shall be held by Henderson, and which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(b)                                 Cancellation of Treasury Shares.  Each share of Janus Common Stock then owned by Janus or any wholly-owned subsidiary of Janus (or held in the treasury of Janus) immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock/share split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock/share dividend (including any dividend or distribution of securities convertible into Janus Common Stock or Henderson Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Janus Common Stock or Henderson Ordinary Shares issued and outstanding after the date hereof and prior to the Effective Time.

(d)                                 Treatment of the Janus Options and Janus Equity Awards.

(i)                                     As of the Effective Time, each Janus Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted (as converted, a Converted Stock Option), by virtue of the Merger and without any action on the part of the holder of that Janus Option, into an option exercisable for that number of Henderson Ordinary Shares equal to the product of (A) the aggregate number of shares of Janus Common Stock for which such Janus Option was exercisable multiplied by (B) the Exchange Ratio, rounded up to the nearest whole share. The exercise price per share of such Converted Stock Option shall be adjusted so that it is equal to (x) the exercise price per share of such Janus Option immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest cent; provided, however that the exercise price and the number of Henderson Ordinary Shares purchasable pursuant to a Converted Stock Option shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the US Internal Revenue Code of 1986, as amended (the Code) and Treasury Regulations Section 1.424-1.

(ii)                                  As of the conversion pursuant to Section 3.1(d)(i), each Converted Stock Option shall be subject to the same terms and conditions set forth in the applicable Janus Equity Plan and the option agreement pursuant to which the corresponding Janus Option was granted, as in effect immediately prior to the Effective Time except as otherwise provided in Section 3.1(d)(i).

(iii)                               Each Janus RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Henderson restricted share unit award with respect to Henderson Ordinary Shares on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with the aggregate number of Henderson restricted share units held by each holder (rounded up to the nearest whole unit) determined by multiplying (A) the number of shares of Janus Common Stock subject to such Janus RSU

Award immediately prior to the Effective Time by the (B) Exchange Ratio.

(iv)                              Each Janus PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Henderson restricted share unit award with respect to Henderson Ordinary Shares on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with the aggregate number of Henderson restricted share units held by each holder (rounded up to the nearest whole unit) determined by multiplying (A) the number of shares of Janus Common Stock subject to such Janus PSU Award immediately prior to the Effective Time by (B) the Exchange Ratio, provided that, notwithstanding the foregoing, each Janus PSU Award set forth on Section 3.1(d)(iv) of the Janus Disclosure Schedule (as defined herein), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, unless otherwise determined by the Compensation Committee of Janus, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Henderson restricted share unit award with respect to Henderson Ordinary Shares on the terms and conditions (including any continuing time-based vesting and/or performance based vesting conditions applicable in accordance with the terms of the award) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with the aggregate number of Henderson restricted share units held by each holder (rounded up to the nearest whole unit) determined by multiplying (A) the number of shares of Janus Common Stock subject to such Janus PSU Award that are earned based on achievement of the applicable performance criteria as of (or approximate to) the Effective Time in accordance with the terms and conditions of the applicable award agreement by (B) the Exchange Ratio.

(v)                                 Each Janus Restricted Share Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a restricted Henderson Ordinary Share award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with the aggregate number of restricted Henderson Ordinary Shares held by each holder (rounded up to the nearest whole share) determined by multiplying (A) the number of shares of Janus Common Stock subject to such Janus Restricted Share Award immediately prior to the Effective Time by (B) the Exchange Ratio.

(vi)                              Effective as of the Effective Time, Henderson shall (A) assume the Janus Options, Janus Restricted Share Awards, Janus RSU Awards and Janus

PSU Awards that are outstanding immediately prior to the Effective Time (collectively, the Janus Equity Awards) in accordance with the terms of this Section 3.1(d) and (B) for the purpose of complying with this Section 3.1(d)(vi), either (i) assume sponsorship of the relevant Janus Equity Plan, provided that references to Janus therein shall thereupon be deemed references to Henderson and references to Janus Common Stock therein shall be deemed references to Henderson Ordinary Shares with appropriate equitable adjustments to reflect the Transactions or (ii) adopt a new equity plan on materially equivalent terms to the relevant Janus Equity Plan.  Henderson shall take all necessary or appropriate actions to comply with the terms of Section 3.1(d), including seeking any necessary regulatory or shareholder approvals.  Prior to the Effective Time, Janus shall deliver written notice to each holder of a Janus Equity Award informing such holder of the effect of the Merger on the Janus Equity Awards.

(vii)                           Except as otherwise agreed to by the Parties in accordance with the following sentence, (A) as of the Effective Time, each outstanding award under the Janus’s Employee Stock Purchase Plan (the ESPP) shall be converted on the same basis as Company Options are converted in accordance with Section 3.1(d)(i) and Section 3.1(d)(ii) of this Agreement and (B) prior to the Effective Time, Janus shall make such amendments to the ESPP as may be necessary to conform the ESPP to the current requirements of Section 423 of the Code and the treasury regulations promulgated thereunder.  Notwithstanding the foregoing, prior to the Effective Time, Henderson and Janus shall cooperate with each other to determine the appropriate treatment of the ESPP in connection with the consummation of the Merger, which may include the termination of the ESPP upon, and subject to the occurrence of, the Effective Time.

(viii)                        Prior to the Effective Time, the Board of Directors of Janus or the appropriate committee thereof shall (i) to the extent required under the Janus Equity Plans, adopt resolutions providing for the treatment of the Janus Equity Awards as contemplated by this Section 3.1(d) and (ii) cause no right to acquire Janus Common Stocks under any Janus Equity Plan to be outstanding as of the Effective Time.

(ix)                              As soon as reasonably practicable after the Effective Time, Henderson shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of Henderson Ordinary Shares necessary to fulfill Henderson’s obligations under this Section 3.1(d).  Henderson shall take all corporate action necessary to reserve for issuance a sufficient number of Henderson Ordinary Shares for delivery with respect to the Janus Equity Awards assumed by it in accordance with this Section 3.1(d) and otherwise ratify and give effect to the provisions of this Section 3.1(d).

(e)                                  No Dissenters’ Rights.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Janus Common Stock in connection with the Merger.

Section 3.2            Exchange of Shares and Certificates

(a)                                 Exchange Agent.  Prior to the Effective Time, Henderson or Merger Sub shall designate a bank, trust company or US or UK nationally recognized stockholder services provider reasonably acceptable to Janus (the Exchange Agent) for the purpose of exchanging, in accordance with this ARTICLE III, Certificates and Book-Entry Shares for the Merger Consideration.  In addition, at or prior to the Effective Time, Henderson or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of shares of Janus Common Stock, (i) evidence of Henderson Ordinary Shares representing the aggregate amount of Henderson Ordinary Shares sufficient to deliver the Merger Consideration and (ii) cash in immediately available funds in an amount equal to (1) an amount sufficient to pay any dividends under Section 3.2(c) plus (2) if applicable, an amount equal to such amount to be deposited with the Exchange Agent pursuant to Section 3.2(e)(iv) (such Henderson Ordinary Shares, together with any cash pursuant to Section 3.2(c) or Section 3.2(e), hereinafter, the Exchange Fund).  In the event the Exchange Fund shall be insufficient to pay any dividends under Section 3.2(c) and the net proceeds from the sale of the Excess Shares (as defined herein) (including pursuant to Section 3.2(e)(iv)), Henderson or Merger Sub shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment(s).  The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)                                 Exchange Procedures.

(i)                                     Henderson shall instruct the Exchange Agent to, as soon as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, mail to each holder of record of a certificate (a Certificate) or book-entry share (a Book-Entry Share) that immediately prior to the Effective Time represented outstanding shares of Janus Common Stock, whose shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Henderson and Janus agree prior to the Effective Time) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, including any amount payable in respect of fractional shares in accordance with Section 3.2(e) and any dividends or other distributions on Henderson Ordinary Shares in accordance with Section 3.2(c).  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Henderson, together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which shall include cash in lieu of fractional shares as provided in Section 3.2(e)) that such holder has the right to receive pursuant to the provisions of this ARTICLE III and any amounts that such holder has the right to receive in respect of dividends or other distributions on Henderson Ordinary Shares in accordance with Section 3.2(c).  Henderson shall instruct the Exchange Agent to mail such amounts to such holders within three (3) Business Days following the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  If any portion of the Merger Consideration is to be registered in the name of or, if applicable, paid to a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration and, if applicable, payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(ii)                                  Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any amounts that such holder has the right to receive in respect of dividends or other distributions on Henderson Ordinary Shares in accordance with Section 3.2(c).  No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c)                                  Dividends or Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Henderson Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Henderson Ordinary Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this ARTICLE III.  Subject to the effect of Applicable Laws (as defined herein), following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, there shall be paid to the holder of Henderson Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Henderson Ordinary Shares to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Henderson Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Henderson Ordinary Shares.

(d)                                 No Further Ownership Rights in Janus Common Stock.  All Henderson Ordinary Shares issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this ARTICLE III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Janus Common Stock, theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Janus Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to Henderson or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE III, except as otherwise provided by Applicable Law.

(e)                                  Fractional Shares.

(i)                   No certificates or scrip representing fractional Henderson Ordinary Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Henderson Ordinary Shares.

(ii)           Notwithstanding any other provision of this Agreement, each holder of shares of Janus Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of Henderson Ordinary Shares (after aggregating all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (in a US dollar amount), without interest, in an amount equal to such fraction as determined below.  As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Henderson Ordinary Shares delivered to the Exchange Agent by Henderson for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full Henderson Ordinary Shares to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the Excess Shares).  As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Exchange, all in the manner provided herein.

(iii)          The sale of the Excess Shares by the Exchange Agent shall be executed on the Exchange and shall be executed in round lots to the extent practicable.  Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders.  The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all brokerage commissions, transfer Taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales.  The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying (A) the amount of the aggregate net proceeds by (B) a fraction (1) the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and (2) the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).

(iv)          Notwithstanding the provisions of this Section 3.2(e), Henderson may elect, at its option exercised prior to the Effective Time, to pay to the Exchange Agent an amount in cash in US dollars, to be deposited on the first Business Day following the Effective Time, sufficient for the Exchange Agent to pay each holder of Certificates or Book-Entry Shares an amount in cash equal to the product obtained by multiplying (A) the fraction of a Henderson Ordinary Share to which such holder would otherwise have been entitled by (B) the closing price for a Henderson Ordinary Share on the Exchange on the first Business Day immediately following the Effective Time. In such event, all references in this Agreement to the net proceeds from the sale of the Excess Shares and similar references shall be deemed to refer to the payments calculated in the manner set forth in this Section 3.2(e)(iv).

(f)                                   Return of Merger Consideration.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) or any dividends or other distributions on Henderson Ordinary Shares in accordance with Section 3.2(c) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Henderson, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this ARTICLE III shall thereafter be entitled to look only to Henderson for payment of their claim for any Henderson Ordinary Shares, any cash in lieu of fractional Henderson Ordinary Shares and any dividends or distributions with respect to Henderson Ordinary Shares.

(g)                                  No Liability.  None of Janus, Henderson, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any Henderson Ordinary Shares, any cash in lieu of fractional Henderson Ordinary Shares or any dividends or distributions with respect to Henderson Ordinary Shares in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity (as defined herein), any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Henderson, free and clear of all claims or interests of any person previously entitled thereto.

(h)                                 Withholding Rights.  Each of Henderson, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i)                                     Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Janus Common Stock formerly represented thereby, any cash in lieu of fractional Henderson Ordinary Shares, and unpaid dividends and distributions on Henderson Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1                                   Representations and Warranties of Janus

Except as set forth in any Janus SEC Document (as defined herein) filed with the Securities and Exchange Commission (the SEC) (including all documents incorporated by reference therein) and publicly available at least one (1) Business Day prior to the date of this Agreement (the Janus Filed SEC Documents) since January 1, 2015 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure schedule delivered by Janus to Henderson at or prior to the execution and delivery by Henderson and Merger Sub of this Agreement (the Janus Disclosure Schedule) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Janus represents and warrants to Henderson as follows:

(a)                                 Organization, Standing and Corporate Power.  Each of Janus and its subsidiaries is a corporation or other legal entity duly organized or formed (as applicable), validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized or formed (as applicable) and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  Each of Janus and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  Janus has delivered to or made available to Henderson prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Janus (the Janus Certificate of Incorporation) and the Bylaws of Janus not filed as of the date of this Agreement with the Janus Filed SEC Documents.

(b)                                 Corporate Authority; Non-contravention.

(i)                                     Janus has all requisite corporate power and authority to enter into this Agreement and, subject to the Janus Stockholder Approval (as defined herein), to consummate the Transactions.  The execution and delivery of this Agreement by Janus and the consummation by Janus of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Janus, subject (in the case of the Merger) to the Janus Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the state of Delaware.  The Board of Directors of Janus (at a meeting duly called and held) has, by the unanimous vote of all directors of Janus:  (a) determined that entering this Agreement and consummating the Transactions, are advisable and fair to, and in the best interests of, Janus and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement and each Ancillary Agreement by Janus and approved the Transactions; and (c) recommended the adoption of this Agreement by the holders of Janus Common Stock and directed that this Agreement be submitted for consideration by Janus’s stockholders at the Janus Stockholders Meeting (as defined in Section 6.4), and such resolutions have not been rescinded, modified or withdrawn in any way prior to the date hereof.  This Agreement and each Ancillary Agreement has been duly executed and delivered by Janus and, assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement by Henderson and any other party thereto, constitutes the legal, valid and binding obligation of Janus, enforceable against Janus in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the Enforceability Exceptions).

(ii)                 The execution and delivery of this Agreement and each Ancillary Agreement by Janus do not, and the consummation of the Transactions, and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, security interest or encumbrance of any kind or nature whatsoever (collectively, Liens) upon any of the properties or assets of Janus or any of its subsidiaries, under: (A) the Janus Certificate of Incorporation or the Bylaws of Janus or the comparable organizational documents of any of its subsidiaries; (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease, commitment, contract, instrument or other agreement (each a Contract) to which Janus or any of its subsidiaries is a party or by which Janus, any of its subsidiaries or their respective properties or assets may be bound; or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any Applicable Laws applicable to Janus or any of its subsidiaries or their respective businesses, properties or assets, other than, in the case of clauses (B) and (C) any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Janus or (2) prevent or materially delay the consummation of any of the Transactions.

(iii)                No consent, approval, order or authorization of, or registration, declaration or filing with, any national, federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, whether of the United States, the United Kingdom, Australia or otherwise (a Governmental Entity) is required by or with respect to Janus or any of its subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Janus or the consummation by Janus of the Transactions, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the HSR Act), and with any other applicable national, federal, state or foreign Applicable Laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the Antitrust Laws); (B) the filing with the SEC of (w) a proxy statement relating to the Janus Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the Proxy Statement), (x) a prospectus relating to the issue of Henderson Ordinary Shares in the United States pursuant to the Merger (such prospectus, as amended or supplemented from time to time, the Henderson US Prospectus), (y) the registration statement on the Agreed Form (the Registration Statement) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which Janus and Henderson or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the Exchange to permit the Henderson Ordinary Shares that are to be issued in the Merger to be listed on the Exchange; and (E) consents from and other actions in respect of Clients, including those matters that are the subject of Section 5.1(e); (F) FINRA Approval and (G) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Janus or (2) prevent or materially delay the consummation of any of the Transactions.

(c)                                  Capital Structure.

(i)            The authorized capital stock of Janus consists of 1,000,000,000 shares of Janus Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the Janus Preferred Stock).  At the close of business on September 30, 2016 (the Janus Measurement Date), (A) 265,500,740 shares of Janus Common Stock were issued and outstanding (of which

6,916,109 shares of Janus Common Stock were subject to vesting restrictions under the terms of incentive equity awards issued by Janus), (B) 82,911,205 shares of Janus Common Stock were held by Janus in its treasury, (C) no shares of Janus Preferred Stock were issued and outstanding, (D) 488,010 shares of Janus Common Stock were reserved for future issuance upon exercise of outstanding Janus Options, (E) 2,082,687 of Janus Common Stock were subject to issuance pursuant to outstanding Janus RSU Awards, (F) 747,652 shares of Janus Common Stock were subject to issuance pursuant to outstanding Janus PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels), and (G) 2,716,724 shares of Janus Common Stock were reserved for issuance pursuant to the Janus Employee Stock Purchase Plan, as amended.  Section 4.1(c)(i) of the Janus Disclosure Schedule sets forth a true and complete list, as of the Janus Measurement Date, of all issued and outstanding restricted shares of Janus Common Stock, Janus Options, Janus RSU Awards, Janus PSU Awards and any other incentive equity awards issued by Janus, including with respect to each such award, as applicable, the Janus Equity Plan under which it was granted, the date of grant, vesting schedule, exercise price, expiration date and number of shares of Janus Common Stock subject thereto.  Five Business Days prior to the Closing Date, Janus shall provide to Henderson a revised version of such information, updated as of such date.  Except as would not result in material liability to Janus, each Janus Option has an exercise price at least equal to the fair market value of Janus Common Stock on a date no earlier than the date of the corporate action authorizing the grant, and no Janus Option has had its exercise date or grant date delayed or “back dated.”

(ii)           All outstanding shares of capital stock of Janus are, and all shares of capital stock of Janus that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 4.1(c) and except for changes since the Janus Measurement Date resulting from the issuance of shares of Janus Common Stock pursuant to the exercise or vesting and settlement, as applicable, of Janus Options, Janus RSU Awards or Janus PSU Awards or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Janus, (y) any securities of Janus or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Janus or (z) any warrants, calls, options or other rights to acquire from Janus or any of its subsidiaries (including any subsidiary trust), or obligations of Janus or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Janus, and (B) there are no outstanding obligations of Janus or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii)                There are no voting trusts or other agreements or understandings to which Janus or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Janus or its subsidiaries.  Neither Janus nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d)                                 Subsidiaries.

(i)            The subsidiaries set forth on Section 4.1(d)(i) of the Janus Disclosure Schedule are the only Significant Subsidiaries of Janus.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, all outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Janus, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii)           There are no outstanding (A) securities of Janus or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Janus or any of its subsidiaries, or any obligation of Janus or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Janus or (C) obligations of Janus or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Janus or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e)                                  SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)                   Janus and its subsidiaries have filed or furnished all required material registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2015 (the Janus SEC Documents).  As of their respective dates, the Janus SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the Securities Act), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Janus SEC Documents, and none of the Janus SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Janus SEC Document, and, to the knowledge of Janus, no Janus SEC Document is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii)           The consolidated financial statements (including all related notes and schedules) of Janus and its subsidiaries included in the Janus SEC Documents (the Janus Financial Statements) were prepared in all material respects in accordance with generally accepted accounting principles (GAAP) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Janus and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)          Except (A) as reflected or reserved against in Janus’s unaudited balance sheet as of June 30, 2016 (or the notes thereto) as included in the Janus Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement and the Ancillary Agreements, neither Janus nor any of its subsidiaries has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Janus and its subsidiaries (or in the notes thereto).

(iv)          Janus maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to, in all material respects, provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Janus’s properties or assets.  Since January 1, 2015, none of Janus or, to the knowledge of Janus, Janus’s independent accountants, the Board of Directors of Janus or its audit committee has received any oral or written notification of any

(i) “significant deficiency” in the internal controls over financial reporting of Janus, (ii) “material weakness” in the internal controls over financial reporting of Janus or (iii) fraud, whether or not material, that involves management or other employees of Janus who have a significant role in the internal controls over financial reporting of Janus.

(v)           The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Janus are reasonably designed to, in all material respects, ensure that all information (both financial and non-financial) required to be disclosed by Janus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Janus, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Janus to make the certifications required under the Exchange Act with respect to such reports.

(vi)          Neither Janus nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Janus and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Janus or any of its subsidiaries in Janus’s or such subsidiary’s published financial statements or other Janus SEC Documents.

(f)                                   Information Supplied.  None of the information supplied or to be supplied by Janus specifically for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, (ii) the Proxy Statement, at the date it is first mailed to Janus’s stockholders or at the time of the Janus Stockholders Meeting, (iii) the Henderson Shareholder Circular and any Henderson UK Prospectus, at the time the Henderson Shareholder Circular is first mailed to the shareholders of Henderson, at the time such Henderson UK Prospectus is first published and at the time the Henderson shareholders vote on the resolutions set forth in the Henderson Shareholder Circular, or (iv) any announcement to any regulatory information service approved by the FCA or the ASX in connection with the Henderson Shareholder Circular or any Henderson UK Prospectus will, at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Janus with respect to statements made or incorporated by reference therein based on information supplied by Henderson or any other third party specifically for inclusion or incorporation by reference in the Proxy Statement.

(g)                                  Absence of Certain Changes or Events.  From December 31, 2015, through the date of this Agreement, other than with respect to the Transactions, (i) the businesses of Janus and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, (ii) there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Janus, and (iii) Janus has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the consent of Henderson under Section 5.1(a).

(h)                                 Compliance with Applicable Laws; Outstanding Orders.

(i)                                     Janus and its subsidiaries hold all permits, licenses, registrations, approvals and similar authorizations of all Governmental Entities that are required for the operation of the businesses of Janus and its subsidiaries (the Janus Permits) and such Janus Permits are in full force and effect, except where the failure to have any such Janus Permits or to maintain such Janus Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, Janus and its subsidiaries are not, and since January 1, 2015 have not been in, and have not received written notice of, a violation or breach of, or default under, any Janus Permit.

(ii)                                  Janus, its subsidiaries and their operations are, and at all times since January 1, 2015 have been, in compliance with the terms of the Janus Permits and all applicable laws, statutes, orders, rules or regulations (collectively, Applicable Laws) applicable to Janus or any of its subsidiaries or their respective businesses, properties or assets, except where the failure to be in compliance with such Janus Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, since January 1, 2015, neither Janus nor any of its subsidiaries has received written notice from any Governmental Entity of any violation (or any investigation with respect thereto) of any Applicable Laws.

(iii)                               Neither Janus nor any of its subsidiaries is subject to any outstanding order, injunction or decree issued by a Governmental Entity that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Janus, or (B) prevent or materially delay the consummation of any of the Transactions.

(i)                                     Broker-Dealer; Investment Adviser; Commodity Pool Operator.

(i)                   The Broker-Dealer is and has been, since January 1, 2015: (A) duly registered as a broker-dealer under the Exchange Act and registered, licensed or qualified in all jurisdictions where such registration, licensing or qualification is so required by Applicable Law and (B) a member in good standing of FINRA and each other exchange or self-regulatory organization in which its membership is required by Applicable Law or any Contracts to which Janus or any of its subsidiaries (including the Broker-Dealer) are a party in order to conduct its business as now conducted, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus.  Other than the Broker-Dealer, neither Janus nor any of its subsidiaries is required to be registered as a broker-dealer under the Exchange Act, except where the failure to be so registered would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, since January 1, 2015, the Broker-Dealer has timely filed all required Form BDs and amendments to Form BD, and each Form BD or amendment to Form BD of the Broker-Dealer, as of the date of filing complied with Applicable Law at the time of filing.

(ii)                                  Section 4.1(i)(ii) of the Janus Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each subsidiary of Janus (each such subsidiary, a Janus Investment Adviser) that is required to be registered as an “investment adviser” under the Investment Advisers Act of 1940 (Investment Advisers Act). Each Janus Investment Adviser is, and at all times required by the Investment Advisers Act since January 1, 2015 has been, registered as an investment adviser under the Investment Advisers Act.  No Janus Investment Adviser is ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser.  No Janus Investment Adviser that serves as an investment adviser to a Janus Public Fund is ineligible or disqualified pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company.  Each Janus Investment Adviser is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, since January 1, 2015, each Janus Investment Adviser has timely filed all required Form ADVs and amendments to Form ADVs, and each Form ADV or amendment to Form ADV of the applicable Janus Investment Adviser, as of the date of filing, complied with Applicable Law at the time of filing.

(iii)          The Commodity Pool Operator is, and has been at all times since January 1, 2015, registered as a commodity pool operator and commodity trading advisor under the CEA and is a member of the NFA.  No subsidiary of Janus except the Commodity Pool Operator is required to be registered as a “commodity pool operator” or “commodity trading advisor” under the CEA since January 1, 2015.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, the Commodity Pool Operator is duly registered, licensed or qualified as a commodity pool operator or commodity trading advisor in each jurisdiction where the conduct of its business requires such registration and is in compliance with all Applicable Laws requiring any such registration, licensing or qualification, in each case.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, (i) since January 1, 2015, the Commodity Pool Operator has complied with all reporting, recordkeeping and disclosure requirements of the CFTC and NFA applicable to a registered commodity pool operator and commodity trading advisor, (ii) without limiting the generality of the foregoing, the Commodity Pool Operator has timely filed all reports and documents required by the CEA and the rules of the NFA with the CFTC and NFA, as applicable, and each such report and document, as of the date of filing, complied with Applicable Law at the time of filing and (iii) since January 1, 2015, the Commodity Pool Operator has maintained all records required to be maintained pursuant to the CEA.

(iv)          Each director, officer, employee, supervised person and, associated person of Janus or any of its subsidiaries who is required to be registered, licensed, approved or qualified as a registered representative, approved person, principal (as defined under the CEA), associated person (as defined under the CEA), investment adviser representative, salesperson or equivalent with any Governmental Entity is duly and properly registered, licensed, approved or qualified and has been so registered, licensed, approved or qualified as such at all times while in the employ with Janus or such subsidiary, and such registration, license, approval or qualification is in full force and effect, except where such failure to be so registered, licensed, approved or qualified or for such registration, license, approval or qualification is in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to Janus and its subsidiaries, taken as a whole.

(v)           Prior to the date hereof, Janus has made available to Henderson a complete and correct copy of each material no-action letter and exemptive order issued by the SEC, the Australian Securities & Investments Commission (ASIC), the Australian Prudential Regulation Authority (APRA) or FCA to Janus or any of its subsidiaries on which any of them relies in the conduct of its respective business as conducted on the date of this Agreement.  Janus and each of its subsidiaries are in compliance with any such no-action letters and exemptive orders, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus.

(vi)          No disciplinary proceeding is pending or, to the knowledge of Janus, threatened against Janus or any of its subsidiaries nor, to the knowledge of Janus, any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus and its subsidiaries, taken as a whole.  None of FINRA, the SEC, ASIC, APRA, the FCA or any other Governmental Entity has commenced or, to the knowledge of Janus, threatened any Action to revoke, limit, suspend or qualify any membership, registration, license or qualification of Janus or any of its subsidiaries with such applicable Governmental Entity.

(j)                                    Janus Funds.

(i)            Each Janus Public Fund is, and at all times required under Applicable Laws since January 1, 2015 has been, duly registered with the SEC as an investment company under the Investment Company Act or is a portfolio or series of an investment company registered with the SEC as an investment company under the Investment Company Act.  No Janus Private Fund is required to register as an investment company under the Investment Company Act.

(ii)           Each Janus Fund (excluding any portfolio or series of a Janus Public Fund) is duly organized, validly existing and, with respect to those jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority or similar power and authority, to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Laws, except for such failures to be in good standing, to have such power and authority or to be so qualified that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Janus.

(iii)          Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Janus, (A) each Janus Fund is currently operating, and, since January 1, 2015 or, if later, since its inception, has been operated, in compliance with Applicable Laws and (B) as of the date hereof, there is no Action (as defined herein) pending against, or, to the knowledge of Janus, threatened against any Janus Fund or any of its affiliated persons (as defined in the Investment Company Act).

(iv)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Janus, (A) each Janus Public Fund has, since January 1, 2015 or, if later, since its inception, filed all Janus Fund SEC Documents in compliance with Applicable Laws and (B) since January 1, 2015 or, if later, since such Janus Public Fund’s inception, each Janus Fund SEC Document complied with Applicable Laws at the time they were filed.

(k)                                 Litigation.  There is no action, suit, investigation (which includes information gathering and the preparation of report by a skilled person for the purposes of section 166 of FSMA) or proceeding before any court or arbitrator or any Governmental Entity (each, an Action) pending against or, to the knowledge of Janus, threatened in writing against or affecting Janus or any of its subsidiaries or a Janus Fund except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Janus or (B) prevent or materially delay the consummation of any of the Transactions.

(l)                                     Benefit Plans.

(i)            Section 4.1(l)(i) of the Janus Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material Janus Plans.

(ii)           Janus has made available to Henderson: (i) copies of all material documents setting forth the terms of each material Janus Plan, including all amendments thereto and all related trust documents (or, in the case of any such Janus Plan that is unwritten, descriptions thereof); (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each material Janus Plan; (iii) the most recent actuarial reports (if applicable) for all Janus Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Janus Plan; (v) all material administrative service agreements and group insurance Contracts relating to each material Janus Plan; (vi) the most recent Internal Revenue Service (IRS) determination or opinion letter issued with respect to each Janus Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings within the past two years under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(iii)          None of Janus, its subsidiaries, or any of their respective ERISA Affiliates has any material liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(iv)          Each Janus Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the knowledge of Janus, nothing has occurred, whether by action or by failure to act, that could cause the loss of such qualification or the imposition of any penalty or Tax liability.

(v)           No Action has been, since January 1, 2015, threatened, asserted, instituted or, to the knowledge of Janus, is anticipated against any of the Janus Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Janus Plans or against Janus or any of its subsidiaries in respect of the Janus Plans.

(vi)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus, since January 1, 2015, each Janus Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and Applicable Laws, including, without limitation, ERISA and the Code.

(vii)         No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Janus Plans.

(viii)        No Janus Plan provides post-retirement health and welfare benefits to any current or former employee of Janus or its subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other Applicable Laws.

(ix)          There are no loans by Janus or any of its subsidiaries to any of their respective employees, officers, directors or other service providers outstanding in violation of Section 402 of the Sarbanes-Oxley Act.

(x)           The consummation of the Merger alone, or in combination with any other event, will not (a) trigger or give rise to any liability under any Janus Plan (including any liability for special, lump sum, or accelerated funding, payments or contributions) or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee director or other individual service provider of Janus or its subsidiaries (whether current, former or retired) or their beneficiaries, (b) trigger (or could reasonably be expected to trigger) the commencement of any investigation by any competent Governmental Entity with authority in the relevant jurisdiction in relation to any Janus Plan or (c) trigger the winding up or termination of any Janus Plan.  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, director or other individual service provider of Janus or its subsidiaries under any Janus Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither Janus nor any of its subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(xi)          With respect to each Janus Plan that is mandated by a government other than the United States or subject to the Applicable Laws of a jurisdiction outside of the United States, the fair market value of the assets of each such Janus Plan that is funded, or the liability of each insurer for any such Janus Plan that is funded through insurance or the book reserve established for any such Janus Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Janus Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Janus Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations.  Since January 1, 2015, each such Janus Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all Applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment.

(m)                             ERISA Plan Asset Matters.  In the event that Janus or any of its subsidiaries provides services to, or transacts with, Clients or Janus Funds that are subject to Title I of ERISA or Section 4975 of the Code, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus: (i) Janus or such subsidiary (and any person acting on behalf of Janus or such subsidiary) is in compliance with the applicable requirements or prohibitions of ERISA and Section 4975 of the Code; and (ii) neither Janus nor such subsidiary nor any employee or “Affiliate” of such subsidiary (as defined in Part VI(d) of U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended) is disqualified, or would reasonably be expected to be disqualified, under Section 411 of ERISA.

(n)                                 Labor and Employment Matters.

(i)            Neither Janus nor any of its subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations recognized in relation to or representing, purporting to represent or attempting to represent any employee of Janus or any of its subsidiaries. Neither Janus nor its subsidiaries have experienced a “mass layoff” or “plant closing” (within the meaning of the

Worker Adjustment and Retraining Notification Act) or incurred any liability under that or any similar Applicable Law during the past three (3) years.

(ii)           Any individual who performs services for Janus or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by Janus or its subsidiaries is not an employee under Applicable Laws or for any purpose including, without limitation, for Tax withholding purposes or Janus Plan purposes.  Janus and its subsidiaries have no liability by reason of an individual who performs or performed services for Janus or its subsidiaries in any capacity being improperly excluded from participating in a Janus Plan.  If applicable, each employee of Janus and its subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Laws.

(o)                                 Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Janus:

(i)            (A) All Tax Returns required to be filed by Janus and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Janus and its subsidiaries have been paid or appropriate reserves have been recorded in the Janus Financial Statements, and (D) all Taxes of Janus or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Janus Financial Statements.

(ii)           No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Janus or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii)          (A) No audits or enquiries before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Janus or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim or proposed adjustment, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Janus or any of its subsidiaries may be liable, which has not been fully paid or finally settled or for which Janus or the relevant subsidiary has not properly set aside or reserved for in its accounts for such purpose.

(iv)          Neither Janus nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Janus and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of subsidiaries of Janus, or Janus and any of its subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of foreign, state, or local Tax law) or any other binding agreement with a Taxing Authority that would have a material effect on the determination of Janus’s or any of its subsidiaries’ liability to Tax in a tax year ending after the Effective Time or (D) has any liability for the payment of Taxes of any person (other than Janus or any of its subsidiaries) as a successor or transferee.

(v)           None of the assets of Janus or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are not yet due and payable or which are being contested in good faith and, in each case, for which Henderson or the relevant subsidiary has properly set aside or reserved for in its accounts).

(vi)          Neither Janus nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time by reason of a change in accounting method or otherwise.

(vii)         Neither Janus nor any of its subsidiaries has engaged  (i) in the case of U.S. jurisdictions, in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local law), and (ii) in the case of non-U.S. jurisdictions, in any transaction the principal purpose of which was the avoidance of, or obtaining of an advantage in relation to, Taxes and which is required by law to be specifically disclosed to any Taxing Authority.

(viii)        Neither Janus nor any of its subsidiaries, has taken any action, or has knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(p)                                 Voting Requirements.  The affirmative vote at the Janus Stockholders Meeting of the holders of a majority of all outstanding shares of Janus Common Stock entitled to vote thereon (the Janus Stockholder Approval) is necessary to adopt this Agreement.  The Janus Stockholder Approval is the only vote of holders of any securities of Janus or its subsidiaries necessary to approve and consummate the Transactions.

(q)                                 Takeover Statutes and Charter Provisions.  Assuming that neither Henderson nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Janus, in each case as defined in Section 203 of the DGCL, the Board of Directors of Janus has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions.  As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Janus or any of its subsidiaries in connection with this Agreement or any of the Transactions.  As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar plan in effect to which Janus or any of its subsidiaries is subject, party or otherwise bound.

(r)                                    Intellectual Property.

(i)            Janus and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  The conduct of Janus’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  No claims are pending or, to the knowledge of Janus, threatened in writing adversely affecting Janus’s or any of its subsidiaries’ rights in or to the Janus Intellectual Property necessary for their operations, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  To the knowledge of Janus, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Janus or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.

(ii)           As used in this Agreement, Intellectual Property means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other industrial and intellectual property rights (in whatever form or medium).

(iii)          Since January 1, 2015: (A) the Janus IT Systems have not been subject to any material systems failure, data loss or theft, unauthorized access, malware attack or other security breach or failure (each, a Cyber Security Incident), and (B) to the knowledge of Janus, no third party engaged by Janus or any of its subsidiaries incurred a Cyber Security Incident which compromised any data held on behalf of Janus or any of its subsidiaries, except in the case of (A) and (B)  Cyber Security Incidents that, individually or in the aggregate, would not reasonably be expected to be material to Janus and its subsidiaries, taken as a whole.

(s)                                   Certain Contracts.  Except as set forth on Section 4.1(s) of the Janus Disclosure Schedule, and except for this Agreement and the Ancillary Agreements, as of the date of this Agreement, neither Janus nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any Contract relating to third party indebtedness for borrowed money in excess of $10,000,000 or any guarantee thereof, (iii) any non-competition agreement or any other agreement or obligation that, by its terms, limits in any material respect the manner in which, or the localities in which, any material portion of the businesses of Janus and its subsidiaries (including, for purposes of this Section 4.1(s), Henderson and its subsidiaries, assuming the Merger has been consummated), taken as a whole, is or can be conducted, or (iv) any material Contract granting “most favored” status that, following the Effective Time, would be applicable to Henderson (collectively, the Janus Material Contracts).  Janus has delivered or made available to Henderson, prior to the date of this Agreement, true and complete copies of all the Janus Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Janus Filed SEC Documents.  Each Janus Material Contract is valid and binding on Janus (or, to the extent a subsidiary of Janus is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Janus and each subsidiary of Janus have performed all obligations required to be performed by them to date under each Janus Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Janus.  Neither Janus nor any of its subsidiaries has knowledge of, or has received written notice of, any material violation or material default under (nor, to the knowledge of Janus, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Janus Material Contract.  To the knowledge of Janus, no other party to any Janus Material Contract is in breach of or default under the terms of any Janus Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Janus.

(t)                                    Foreign Corrupt Practices Act.  (i) Janus and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other applicable foreign or domestic anticorruption or anti-bribery laws (Anti-Bribery Law), (ii) Janus and its Affiliates have developed and implemented a compliance program which includes corporate policies and procedures designed to ensure compliance with Anti-Bribery Law, and (iii) neither Janus nor any of its Affiliates, nor to its knowledge, any of their respective directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any unlawful fee, commission or other sum of money or item of value, however characterized, to any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (1) governmental authority, including any entity owned or controlled thereby, (2) political party, party official or political candidate, or (3) public international organization (any such person, a Government Official), or (C) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken or omitted any other action that would violate any Anti-Bribery Law.

(u)                                 Anti-Bribery; Anti-Money Laundering.  Neither Janus nor any of its subsidiaries, nor to its knowledge, any of their respective directors, officers, employees, agents or other representatives acting on its behalf is subject to any Action regarding any offense or alleged offense under any Anti-Bribery Law, any economic or financial sanctions administered by the Office of Foreign Assets Control of the US Treasury Department, the US State Department, any other agency of the US government, the United Nations, the European Union or any member state thereof (Economic Sanctions Law), or applicable US and non-US laws and regulations relating to money laundering, terrorist financing, or transactions involving the proceeds of illegal activities, including the US Bank Secrecy Act, USA PATRIOT Act, US Money Laundering Control Act and all related implementing regulations (Anti-Money Laundering Law) and, to the knowledge of Janus: (i) no such investigation, inquiry or proceeding has been threatened and (ii) there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(v)                                 Opinion of Financial Advisor.  The Board of Directors of Janus has received the opinion of Loeb Spencer House Partners (the Janus Financial Advisor), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Janus Common Stock (other than Henderson and its Affiliates).  An executed copy of such opinion will be made available to Henderson solely for informational purposes promptly after receipt thereof by the Board of Directors of Janus.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(w)                               Brokers.  Except for fees payable to the Janus Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Janus.

Section 4.2                                   Representations and Warranties of Henderson and Merger Sub

Except as set forth in any Henderson Public Document filed (including all documents incorporated by reference therein) and publicly available at least one (1) Business Day prior to the date of this Agreement (the Henderson Filed Public Documents) since January 1, 2015 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure schedule delivered by Henderson to Janus at or prior to the execution and delivery by Janus of this Agreement (the Henderson Disclosure Schedule) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Henderson and Merger Sub jointly and severally represent and warrant to Janus as follows:

(a)                                 Organization, Standing and Corporate Power.  Each of Henderson, Merger Sub and the other subsidiaries of Henderson is a corporation or other legal entity duly organized or formed (as applicable), validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized or formed (as applicable) and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  Each of Henderson, Merger Sub and the other subsidiaries of Henderson is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  Henderson has delivered to or made available to Janus prior to the date of this Agreement true and complete copies of any amendments to its memorandum of association (the Henderson Memorandum of Association) and Articles of Association (the Henderson Articles) not filed as of the date of this

Agreement with the Henderson Filed Public Documents.  Merger Sub is a direct wholly-owned subsidiary of Henderson.

(b)                                 Corporate Authority; Non-contravention.

(i)            Henderson and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject (in the case of Henderson) to the Henderson Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions.  The execution and delivery of this Agreement by Henderson and Merger Sub and the consummation by Henderson and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Henderson and Merger Sub, subject (in the case of Henderson) to the Henderson Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement) and to the filing of the Certificate of Merger with the Secretary of State of the state of Delaware.  The Board of Directors of Henderson (at a meeting duly called and held) has, by the unanimous vote of all directors of Henderson:  (a) determined that entering this Agreement and consummating the Transactions, are advisable and fair to, and in the best interests of, Henderson and its shareholders; (b) authorized and approved the execution, delivery and performance of this Agreement and each Ancillary Agreement by Henderson and approved the Transactions; (c) recommended that the shareholders of Henderson vote in favor of the approval of the Transactions (the Henderson Board Recommendation); and (d) determined to include the Henderson Board Recommendation, together with the resolutions to effect such approval, in the Henderson Shareholder Circular, and such resolutions have not been rescinded, modified or withdrawn in any way prior to the date hereof.  This Agreement and each Ancillary Agreement has been duly executed and delivered by Henderson and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement by Janus and any other party thereto, constitutes the legal, valid and binding obligation of Henderson and Merger Sub, enforceable against Henderson and Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(ii)           The execution and delivery of this Agreement and each Ancillary Agreement by Henderson and Merger Sub do not, and the consummation of the Transactions, and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment  or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Henderson or any of its subsidiaries, under: (A) the Henderson Memorandum of Association or the Henderson Articles or the comparable organizational documents of any of its subsidiaries, (B) any Contract to which Henderson or any of its subsidiaries is a party or by which Henderson, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any Applicable Laws applicable to Henderson or any of its subsidiaries or their respective businesses, properties or assets, other than, in the case of clauses (B) and (C) any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Henderson or (2) prevent or materially delay the consummation of any of the Transactions.

(iii)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Henderson, Merger Sub or any other subsidiaries of Henderson in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Henderson or Merger Sub or the consummation by Henderson or Merger Sub of the Transactions, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) the Henderson US Prospectus, (y) the Registration Statement and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Transactions; (C) the filing with, and the approval by, the FCA and the ASX of the Henderson Shareholder Circular and any Henderson UK Prospectus; (D) compliance with the rules and regulations of the London Stock Exchange, the ASX and the FCA; (E) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which Henderson and Janus or their respective subsidiaries are qualified to do business; (F) such filings with and approvals of the Exchange to permit the Henderson Ordinary Shares that are to be issued in the Merger to be listed on the Exchange; (G) the obtaining by Henderson of pre-approval from the Monetary Authority of Singapore to entering into this agreement pursuant to section 97A of the Securities and Futures Act (Cap. 289); (H) the JFSC Approvals and Consents; and (I) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Henderson or (2) prevent or materially delay the consummation of any of the Transactions.

(c)                                  Capital Structure.

(i)            The authorized share capital of Henderson consists of 2,194,910,776 Henderson Ordinary Shares of £0.125 each.  At the close of business on September 27, 2016 (the Henderson Measurement Date), (A)

1,131,842,109 Henderson Ordinary Shares were issued and outstanding, (B) no Henderson Ordinary Shares were held by Henderson in its treasury, (C) 26,012,631 Henderson Ordinary Shares were Henderson Restricted Shares, (D) no Henderson Ordinary Shares were subject to issuance pursuant to outstanding Henderson Options and (E) no Henderson Ordinary Shares were subject to issuance pursuant to Henderson Restricted Stock Units.  Section 4.2(c)(i) of the Henderson Disclosure Schedule sets forth a true and complete list, as of the Henderson Measurement Date, of each tranche of Henderson Options and any other equity awards issued by Henderson, including with respect to each such tranche and other award, as applicable, the date of grant, vesting schedule, exercise price, expiration date and the number of shares of Henderson Ordinary Shares subject thereto.  Five Business Days prior to the Closing Date, Henderson shall provide Janus a revised version of such information, updated as of such date.

(ii)           The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (Merger Sub Common Stock).  At the close of business on the Henderson Measurement Date, 100 shares of Merger Sub Common Stock were issued and outstanding.

(iii)          Except as set forth in Section 4.2(c)(iii) of the Henderson Disclosure Schedule, all issued and outstanding shares of: (A) Henderson are, and all shares of Henderson that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid up and not subject to preemptive rights; and (B) Merger Sub are, and all shares of Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 4.2(c) and except for changes since the Henderson Measurement Date resulting from the issuance of Henderson Ordinary Shares pursuant to Henderson Options and awards of Henderson Restricted Shares and Henderson Restricted Stock Units, or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued or outstanding (x) any shares or other voting securities of Henderson or Merger Sub, (y) any securities of Henderson, Merger Sub or any other subsidiaries of Henderson convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Henderson or (z) any warrants, calls, options or other rights to acquire from Henderson, Merger Sub or any other subsidiaries of Henderson (including any subsidiary trust), or obligations of Henderson, Merger Sub or any other subsidiaries of Henderson to issue, any shares, capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Henderson or Merger Sub, and (B) there are no outstanding obligations of Henderson, Merger Sub or any other subsidiaries of Henderson to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iv)          There are no voting trusts or other agreements or understandings to which Henderson, Merger Sub or any other subsidiaries of Henderson is a party with respect to the voting of shares, capital stock or other equity interests of Henderson, Merger Sub or other subsidiaries of Henderson.  Except as set forth in Section 4.2(c)(iv) of the Henderson Disclosure Schedule, none of Henderson, Merger Sub or any other subsidiaries of Henderson has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

(d)                                 Subsidiaries.

(i)            The subsidiaries set forth on Section 4.2(d)(i) of the Henderson Disclosure Schedule are the only Significant Subsidiaries of Henderson.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson, all outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Henderson, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii)           There are no outstanding (A) securities of Henderson or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Henderson or any of its subsidiaries, or any obligation of Henderson or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Henderson, or (C) obligations of Henderson or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Henderson or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e)                                  Henderson Public Documents; Financial Statements; Undisclosed Liabilities.

(i)            Henderson and its subsidiaries have filed or furnished as applicable, on a timely basis, all circulars, notices, prospectuses, resolutions, reports (including annual financial reports, half yearly financial reports and interim management statements) and other documents (including notifications to a RIS (as defined in the Listing Rules of the FCA)) required to be filed or furnished by it under the Listing Rules of the FCA and/or the prospectus rules made by the FCA under Part VI of the FSMA and/or the disclosure rules and transparency rules made by the FCA under Part VI of the FSMA and/or the Companies (Jersey) Law 1991 and the Companies (General Provisions) (Jersey) Order 2002 (such laws, rules and orders, the Disclosure and Transparency Rules) since January 1, 2015 (collectively, the Henderson Public Documents). As of their respective dates, the Henderson Public Documents complied in all material respects with the applicable requirements of the FCA and (if applicable) the JFSC and none of the Henderson Public Documents when published and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the FCA with respect to any Henderson Public Document, and, to the knowledge of Henderson, no Henderson Public Document is the subject of any outstanding FCA comment or outstanding FCA investigation.

(ii)           The consolidated financial statements (including all related notes and schedules) of Henderson and its subsidiaries included in the Henderson Public Documents (the Henderson Financial Statements) were prepared in all material respects in accordance with the International Financial Reporting Standards and IFRS Interpretations Committee interpretations as adopted by the European Union and the provisions of the Companies (Jersey) Law 1991 (IFRS) (except, in the case of unaudited statements, as permitted by Applicable Laws) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and give a true and fair view in all material respects of the consolidated financial position of Henderson and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)          Except (A) as reflected or reserved against in Henderson’s unaudited balance sheet as of June 30, 2016 (or the notes thereto) as included in the Henderson Filed Public Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement and the Ancillary Agreements, neither Henderson nor any of its subsidiaries has any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of Henderson and its subsidiaries (or in the notes thereto).

(iv)          Henderson maintains a system of internal control over financial reporting sufficient to, in all material respects, provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Henderson’s properties or assets.  Since January 1, 2015, none of Henderson or, to the knowledge of Henderson, Henderson’s independent accountants, the Board of Directors of Henderson or its audit committee has received any oral or written notification of any material failure of its system of internal controls which enable it to comply with its obligations under the Listing Rules of the FCA, the Disclosure and Transparency Rules, and the corporate governance rules of the FCA.

(v)           The disclosure controls and procedures utilized by Henderson are reasonably designed to, in all material respects, ensure that all information (both financial and non-financial) required to be disclosed by Henderson in the Henderson Financial Statements is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the IFRS and that all such information required to be disclosed is accumulated and communicated to the management of Henderson, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Henderson to make the certifications required under the IFRS with respect to such reports.

(vi)          Neither Henderson nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Henderson and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any off-balance sheet arrangements), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Henderson or any of its subsidiaries in Henderson’s or such subsidiary’s published financial statements or other Henderson Public Documents.

(f)                                   Information Supplied.  None of the information supplied or to be supplied by Henderson specifically for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, (ii) the Proxy Statement, at the date it is first mailed to Janus’s stockholders or at the time of the Janus Stockholders Meeting, (iii) the Henderson Shareholder Circular and any Henderson UK Prospectus, at the time the Henderson Shareholder Circular is first mailed to the shareholders of

Henderson at the time such Henderson UK Prospectus is first published and at the time the Henderson shareholders vote on the resolutions set forth in the Henderson Shareholder Circular, or (iv) any announcement to any regulatory information service approved by the FCA or the ASX in connection with the Henderson Shareholder Circular or any Henderson UK Prospectus will, at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Henderson with respect to statements made or incorporated by reference therein based on information supplied by Janus or any other third party specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

(g)                                  Absence of Certain Changes or Events.

(i)            From December 31, 2015, through the date of this Agreement, other than with respect to the Transactions, the businesses of Henderson and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)           Since December 31, 2015, there have been (1) no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Henderson and (2) Henderson has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the consent of Janus under Section 5.1(b).

(h)                                 Compliance with Applicable Laws; Outstanding Orders.

(i)            Henderson and its subsidiaries hold all permits, licenses, registrations, approvals and similar authorizations of all Governmental Entities that are required for the operation of the businesses of Henderson and its subsidiaries (the Henderson Permits) and such Henderson Permits are in full force and effect, except where the failure to have any such Henderson Permits or to maintain such Henderson Permits in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson, Henderson and its subsidiaries are not, and since January 1, 2015 have not been in, and have not received written notice of, a violation or breach of, or default under, any Henderson Permit.

(ii)           Henderson, Merger Sub and the other subsidiaries of Henderson and their operations are, and at all times since January 1, 2015 have been, in compliance with the terms of the Henderson Permits and all Applicable Laws applicable to Henderson, Merger Sub or any of the other subsidiaries of Henderson or their respective businesses, properties or assets, except where the failure to be in compliance with such Henderson Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson, since January 1, 2015, neither Henderson nor any of its subsidiaries has received written notice from any Governmental Entity of any violation (or any investigation with respect thereto) of any Applicable Laws.

(iii)          Neither Henderson nor any of its subsidiaries is subject to any outstanding order, injunction or decree issued by a Governmental Entity that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Henderson or (B) prevent or materially delay the consummation of any of the Transactions.

(i)                                     Henderson Regulated Subsidiaries.

(i)            Henderson Asset Manager is and has been, since January 1, 2015: (A) duly authorized and regulated by the FCA with all permissions necessary to conduct its business as now conducted (or as conducted at the relevant time) (B) duly licensed and regulated by the Securities & Exchange Board of India to the extent required to conduct its business as now conducted (or as conducted at the relevant time) (C) registered, licensed or qualified in all other jurisdictions where such registration, license or qualification is required by Applicable Law to the extent required to conduct its business as now conducted (or as conducted at the relevant time) and (D) a member in good standing of each exchange or self-regulatory organization in which its membership is required by Applicable Law or any Contracts to which Henderson or any of its subsidiaries are a party in order to conduct its business as now conducted (or as conducted at the relevant time), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson.

(ii)           Henderson Mutual Fund Manager and Henderson HF Manager is and has been, since January 1, 2015: (A) duly authorized and regulated by the FCA with all permissions necessary to conduct its business as now conducted (or as conducted at the relevant time) (B) duly registered with the SEC, under the CEA and as a member of the NFA to the extent required to conduct its business as now conducted (or as conducted at the relevant time) (C) registered, licensed or qualified in all other jurisdictions where such registration, license or qualification is required by Applicable Law to conduct its business as now conducted (or as conducted at the relevant time) and (D) a member in good standing of each exchange or self-regulatory organization in which its membership is required by Applicable Law or any Contracts to which Henderson or any of its subsidiaries are a party in order to conduct its business as now conducted (or as conducted at the relevant time), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson.

(iii)          Each subsidiary of Henderson set forth in Section 4.2(i)(iii) of the Henderson Disclosure Schedule is and has been, since January 1, 2015: (A) duly authorized and regulated by the FCA with all permissions necessary to conduct its business as now conducted (or as conducted at the relevant time), (B) registered, licensed or qualified to conduct its business as now conducted (or as conducted at the relevant time) in all jurisdictions where such registration, license or qualification is so required by Applicable Law and (C) a member in good standing of each exchange or self-regulatory organization in which its membership is required by Applicable Law or any Contracts to which Henderson or any of its subsidiaries are a party in order to conduct its business as now conducted (or as conducted at the relevant time), except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson.

(iv)          Each director, officer, employee, supervised person and associated person of Henderson or any of its subsidiaries who is required to be registered, licensed, approved or qualified as a registered representative, approved person, principal (as defined under the CEA), associated person (as defined under the CEA), investment adviser representative, salesperson or equivalent with any Governmental Entity is duly and properly registered, licensed, approved or qualified and has been so registered, licensed, approved or qualified as such at all times while in the employ with Henderson or such subsidiary, and such registration, license, approval or qualification is in full force and effect, except where such failure to be so registered, licensed, approved or qualified or for such registration, license, approval or qualification is in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to Henderson and its subsidiaries, taken as a whole.

(v)           Prior to the date hereof, Henderson has made available to Janus a complete and correct copy of each material no-action letter and exemptive order issued by the SEC, ASIC, APRA or FCA to Henderson or any of its subsidiaries on which any of them relies in the conduct of its respective business as conducted on the date of this Agreement.  Henderson and each of its subsidiaries are in compliance with any such no-action letters and exemptive orders, except where such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson.

(vi)          No disciplinary proceeding is pending or, to the knowledge of Henderson, threatened against Henderson or any of its subsidiaries nor, to the knowledge of Henderson, any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act and assuming for these purposes the applicability of the Exchange Act on Henderson and its subsidiaries) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson and its subsidiaries, taken as a whole.  None of FINRA, the SEC, ASIC, APRA, the FCA or any other Governmental Entity has commenced or, to the knowledge of Henderson, threatened any Action to revoke, limit, suspend or qualify any membership, registration, license or qualification of Henderson or any of its subsidiaries with such applicable Governmental Entity.

(j)                                    Henderson Funds.

(i)            Each Henderson Public Fund is, and at all times required under Applicable Laws since January 1, 2015 has been, duly authorized, registered and licensed by the relevant regulator in its EU Member State of domicile as a UCITS.

(ii)           Each Henderson Fund is duly organized, validly existing and, with respect to those jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority or similar power and authority, to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Laws, except for such failures to be in good standing, to have such power and authority or to be so qualified that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Henderson.

(iii)          Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Henderson, (A) each Henderson Fund is currently operating, and since January 1, 2015 or, if later, since its inception, has been operated, in compliance with Applicable Laws and (B) as of the date hereof, there is no Action pending against, or, to the knowledge of Henderson, threatened against any Henderson Fund.

(iv)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Henderson, (A) each Henderson Public Fund has, since January 1, 2015 or, if later, since its inception, filed all Henderson Fund Public Documents in compliance with Applicable Laws and (B) since January 1, 2015 or, if later, since such Henderson Public Fund’s inception, each Henderson

Public Fund’s Henderson Fund Public Documents complied with Applicable Laws at the time they were filed.

(k)                                 Litigation.  There is no Action pending against or, to the knowledge of Henderson, threatened in writing against or affecting Henderson, Merger Sub or any other subsidiaries of Henderson or a Henderson Fund before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Henderson or (B) prevent or materially delay the consummation of any of the Transactions.

(l)                                     Benefit Plans.

(i)            Section 4.2(l)(i) of the Henderson Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material Henderson Plans.

(ii)           Henderson has made available to Janus: (i) copies of all material documents setting forth the terms of each material Henderson Plan, including all amendments thereto and all related trust documents (or, in the case of any such Henderson Plan that is unwritten, descriptions thereof); (ii) copies of the audited accounts of the material Henderson Pension Plans for the latest scheme year; (iii) (if applicable) the most recent actuarial valuations and actuarial reports or other funding assessments for all funded Henderson Plans and the most recent assessment of assets and liabilities attributable to all unfunded Henderson Plans; and (iv) all material administrative service agreements and group insurance Contracts relating to each material Henderson Plan.

(iii)          Save for the Henderson Pension Plans (each of which is specifically identified as such in Section 4.2(l)(i) of the Henderson Disclosure Schedule), none of Henderson or its subsidiaries has any material liability with respect to any provision of a pension, allowance or lump sum on retirement or death for the benefit of any  current or former director, worker, officer or employee of Henderson or any of its subsidiaries or such person’s dependents and no proposal has been made or announced to enter into or establish (or which could create any reasonable expectation of the entry into or establishment of), any agreement or arrangement for the payment by Henderson or any of its subsidiaries of the provision of such benefits or a contribution towards such a plan.

(iv)          Each Henderson Plan intended to be approved has at all times been approved.  For these purposes, approved means that the Henderson Plan is in receipt of formal approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal and other applicable regulatory authorities in the relevant state or jurisdiction in order to obtain tax exemption (or partial tax exemption) on contributions, benefits and/or investments.

(v)           No Action has been, since January 1, 2015, threatened, asserted, instituted or, to the knowledge of Henderson, is anticipated against any of the Henderson Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Henderson Plans, or against the Henderson or any of its subsidiaries in respect of the Henderson Plans.

(vi)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Henderson, since January 1, 2015, each Henderson Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and Applicable Laws.

(vii)         No Henderson Plan provides post-retirement health and welfare benefits to any current or former employee of Henderson or its subsidiaries, except as required under Applicable Laws.

(viii)        There are no loans by Henderson or any of its subsidiaries to any of their respective employees, officers, directors or other service providers outstanding in violation of any Applicable Laws.

(ix)          The consummation of the Merger alone, or in combination with any other event, will not (a) trigger or give rise to any liability under any Henderson Plan (including any liability for special, lump sum, or accelerated funding, payments or contributions) or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee director or other individual service provider of Henderson or its subsidiaries (whether current, former or retired) or their beneficiaries, (b) trigger (or could reasonably be expected to trigger) the commencement of any investigation by any competent Governmental Entity with authority in the relevant jurisdiction in relation to any Henderson Plan or (c) trigger the winding up or termination of any Henderson Plan. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, director or other individual service provider of Henderson or its subsidiaries under any Henderson Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.  Neither Henderson nor any of its subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(x)           With respect to each Henderson Plan, the fair market value of the assets of each such Henderson Plan that is funded, or the liability of each insurer for any such Henderson Plan that is funded through insurance or the book reserve established for any such Henderson Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Henderson Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Henderson Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations.  Since January 1, 2015, each such Henderson Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all Applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment.

(xi)          No debt that remains outstanding has been triggered or has become due in relation to Henderson or any of its subsidiaries pursuant to section 75 or 75A of the Pensions Act 1995 and neither Henderson nor any of its subsidiaries has consented to, or acted or agreed to act as guarantor under any withdrawal or apportionment arrangement under the Occupational Pension Scheme (Employer Debt) Regulations 2005, or provided any guarantee in relation to liabilities under any registered pension scheme.

(xii)         Except for the Henderson Pension Plans (each of which is specifically identified as such in Section 4.2(l)(i) of the Henderson Disclosure Schedule), neither Henderson nor any connected or associated person participates or has participated in any pension scheme (including but not limited to the Henderson Pension Plans), or been a party to an act or failure to act, which is likely to give rise to the issuing by the UK Pensions Regulator of a contribution notice or financial support direction under the Pensions Act 2004.

(m)                             Labor and Employment Matters.

(i)            Neither Henderson nor any of its subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations recognized in relation to or representing, purporting to represent or attempting to represent any employee of Henderson or any of its subsidiaries.  Neither Henderson nor its subsidiaries have experienced a “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act) or incurred any liability under that or any similar Applicable Law during the past three (3) years.

(ii)           Any individual who performs services for Henderson or any of its subsidiaries and who is not treated as an employee for applicable income tax purposes by Henderson or its subsidiaries is not an employee under Applicable Laws or for any purpose including, without limitation, for Tax withholding purposes or Henderson Plan purposes.  Henderson and its subsidiaries have no liability by reason of an individual who performs or performed services for Henderson or its subsidiaries in any capacity being improperly excluded from participating in a Henderson Plan.  If applicable, each employee of Henderson and its subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Laws.

(n)                                 Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Henderson:

(i)            (A) All Tax Returns required to be filed by Henderson and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Henderson and its subsidiaries have been paid or appropriate reserves have been recorded in the Henderson Financial Statements, and (D) all Taxes of Henderson or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Henderson Financial Statements.

(ii)           No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Henderson or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii)          (A) No audits or enquiries before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Henderson or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim or proposed adjustment, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Henderson or any of its subsidiaries may be liable, which has not been fully paid or finally settled or for which Henderson or the relevant subsidiary has not properly set aside or reserved for in its accounts for such purpose.

(iv)          Neither Henderson nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Henderson and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of subsidiaries of the Henderson, or Henderson and any of its subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of foreign, state, or local Tax law) or any other binding agreement with a Taxing

Authority that would have a material effect on the determination of Henderson’s or any of its subsidiaries’ liability to Tax in a tax year ending after the Effective Time or (D) has any liability for the payment of Taxes of any person (other than Henderson or any of its subsidiaries) as a successor or transferee.

(v)           None of the assets of Henderson or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are not yet due and payable or which are being contested in good faith and, in each case, for which Henderson or the relevant subsidiary has properly set aside or reserved for in its accounts.).

(vi)          Neither Henderson nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time by reason of a change in accounting method or otherwise.

(vii)         Neither Henderson nor any of its subsidiaries has engaged (A) in the case of U.S. jurisdictions, in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local law), and (B) in the case of non-U.S. jurisdictions, in any transaction the principal purpose of which was the avoidance of, or obtaining of an advantage in relation to, Taxes and which is required by law to be specifically disclosed to any Taxing Authority.

(viii)        Henderson is, and at all times since January 1, 2015 has been, organized as a public limited company under the laws of Jersey.

(ix)          Henderson is, and at all times since January 1, 2013 has been, Tax resident solely in the United Kingdom.

(x)           Securities issued by Henderson are not registered in a register kept in the United Kingdom by or on behalf of Henderson.

(xi)          Neither Henderson nor any of its subsidiaries, has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(o)                                 Voting Requirements.  The Henderson Shareholder Approvals and the Henderson Shareholder De-listing Approval are the only votes of holders of any securities of Henderson or its subsidiaries necessary to approve and consummate the Transactions.

(p)                                 Takeover Statutes and Charter Provisions.  As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Henderson or any of its subsidiaries in connection with this Agreement or any of the Transactions.  As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar plan in effect to which Henderson or any of its subsidiaries is subject, party or otherwise bound.

(q)                                 Intellectual Property.

(i)            Henderson and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  The conduct of Henderson’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  No claims are pending or, to the knowledge of Henderson, threatened in writing adversely affecting Henderson’s or any of its subsidiaries’ rights in or to the Intellectual Property necessary for their operations, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  To the knowledge of Henderson, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Henderson or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.

(ii)           Since January 1, 2015: (A) the Henderson IT Systems have not been subject to any Cyber Security Incident, and (B) to the knowledge of Henderson, no third party engaged by Henderson or any of its subsidiaries incurred a Cyber Security Incident which compromised any data held on behalf of Henderson or any of its subsidiaries, except in the case of (A) and (B) Cyber Security Incidents that, individually or in the aggregate, would not reasonably be expected to be material to Henderson and its subsidiaries, taken as a whole.

(r)                                    Certain Contracts.  Except as set forth on Section 4.2(r) of the Henderson Disclosure Schedule, and except for this Agreement and the Ancillary Agreements, as of the date of this Agreement, neither Henderson nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and assuming for these purposes the applicability of Regulation S-K on Henderson and its subsidiaries), (ii) any Contract relating to third party indebtedness for borrowed money in excess of $10,000,000 or any guarantee thereof, (iii) any non-competition agreement or any other agreement or obligation that, by its terms, limits in any material respect the manner in which, or the localities in which, any material portion of the businesses of Henderson and its subsidiaries, taken as a whole, is or can be conducted, or (iv) any material Contract granting “most favored” status that, following the Effective Time, would be applicable to Janus (collectively, the Henderson Material Contracts).  Henderson has delivered or made available to Janus, prior to the date of this Agreement, true and complete copies of all Henderson Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Henderson Filed Public Documents.  Each Henderson Material Contract is valid and binding on Henderson (or, to the extent a subsidiary of Henderson is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Henderson and each subsidiary of Henderson have performed all obligations required to be performed by them to date under each Henderson Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Henderson.  Neither Henderson nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Henderson, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Henderson Material Contract.  To the knowledge of Henderson, no other party to any Henderson Material Contract is in breach of or default under the terms of any Henderson Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Henderson.

(s)                                   Foreign Corrupt Practices Act.  (i) Henderson and its Affiliates, directors, officers and employees have complied with all Anti-Bribery Laws, (ii) Henderson and its Affiliates have developed and implemented a compliance program which includes corporate policies and procedures designed to ensure compliance with Anti-Bribery Law, and (iii) neither Henderson nor any of its Affiliates, nor to its knowledge, any of their respective directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any unlawful fee, commission or other sum of money or item of value, however characterized, to any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any Government Official, or (C) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or taken or omitted any other action that would violate any Anti-Bribery Law

(t)                                    Anti-Bribery; Anti-Money Laundering.  Neither Henderson nor any of its subsidiaries, nor to its knowledge any of their respective directors, officers, employees, agents or other representatives acting on its behalf is subject to any Action regarding any offense or alleged offense under any Anti-Bribery Law, any Economic Sanctions Law, or applicable US and non-US laws and regulations relating to money laundering, terrorist financing, or transactions involving the proceeds of illegal activities, including any Anti-Money Laundering Law and, to the knowledge of Henderson no such investigation, inquiry or proceeding has been threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(u)                                 Brokers.  Except for fees payable to Merrill Lynch International and Centerview Partners UK LLP, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Henderson.

(v)                                 No Merger Sub Activity.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                   Conduct of Business

(a)                                 Conduct of Business by Janus.  Except as set forth in Section 5.1(a) of the Janus Disclosure Schedule or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or as consented to by Henderson in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Janus shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice in all material respects and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, assets and properties, the services of their current officers and other key employees and relationships with customers and clients and their goodwill; provided that the foregoing is not intended to modify or impose any new or increased obligations with respect to the subject matter of the provisions of Section 5.1(e).  Except as set forth in Section 5.1(a) of the Janus Disclosure Schedule or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or as consented to by Henderson in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Janus shall not, and shall not permit any of its subsidiaries to:

(i)                                     (A) other than (1) dividends and distributions by a direct or indirect wholly-owned subsidiary of Janus to its parent or (2) Permitted Janus Dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C)

purchase, redeem or otherwise acquire any shares of capital stock of Janus or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Janus Equity Award under a Janus Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under a Janus Equity Plan);

(ii)                                  issue, deliver or sell, or pledge or otherwise encumber or subject to any Lien, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than in connection with (A) any such action in connection with Janus Equity Awards under the Janus Equity Plans (whether outstanding as of the date of this Agreement or as may be granted during the period from the date of this Agreement to the Effective Time) or (B) the conversion of Janus’s 0.75% Convertible Notes due 2018);

(iii)                               other than in the ordinary course of business consistent with past practice, (A) amend, renew, terminate or waive any provision of any Janus Material Contract where such action would result in materially adverse changes to the terms thereof, or (B) enter into any new Contract that would be a Janus Material Contract if in effect on the date hereof;

(iv)                              (A) merge or enter into a consolidation with, or otherwise acquire an interest of 50% or more of the outstanding equity interests in, any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof) where aggregate consideration for all such transactions exceeds $25,000,000 or (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization with respect to Janus or any Significant Subsidiary of Janus, (C) otherwise acquire any assets of any third party (other than in connection with ordinary course seed financing activities, which this clause (C) shall not limit) where aggregate consideration for all such transactions exceeds $5,000,000, or (D) enter into any new line of business, except, in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice or (2) transactions involving only direct or indirect wholly-owned subsidiaries of Janus. Notwithstanding the foregoing, each of clauses (A), (B) and (C) shall remain subject to the restrictions set forth in Section 6.6;

(v)                                 (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Janus or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Janus or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $5,000,000;

(vi)                              create, incur or assume any indebtedness for borrowed money, issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice (including borrowings under Janus’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, in each case, on equivalent terms and up to an equivalent amount), (B) for any transactions solely involving Janus and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing Contracts, (D) incremental indebtedness for borrowed money not to exceed $10,000,000 in the aggregate outstanding at any time incurred by Janus or any of its subsidiaries other than in accordance with clauses (A) through (C), and (E) guarantees and similar obligations by Janus of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(vi);

(vii)                           without limiting Section 6.16, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of Janus and its subsidiaries, taken as a whole;

(viii)                        (A) make, change or revoke any Tax election, claim, surrender, disclaimer, notice or consent, or amend any Tax Return, in each case, other than to the extent required by Applicable Law, (B) settle or compromise Tax claims or liabilities in an amount in excess of $5,000,000 for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause Janus or any subsidiary of Janus to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, other than to the extent required by Applicable Law or relevant accounting standards; provided, that with respect to each of clause (A) and clause (D) of this Section 5.1(a)(viii), any such elections or changes, as applicable, occurring during the period from the date of this

Agreement through the Closing Date would reasonably be expected to have a Material Adverse Effect on Janus;

(ix)                              except to the extent required by Applicable Law or by Contracts existing on the date of this Agreement, or in the ordinary course of business consistent with past practice (A) grant any equity or incentive awards or make any material increase in the salaries, bonuses or other compensation and benefits payable by Janus or any of its subsidiaries to any of the employees or directors of Janus or any of its subsidiaries, (B) accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any employees, directors or other service providers of Janus or its subsidiaries, (C) pay or agree to pay any amount, or adopt any Janus Plan or other arrangement, in the nature of a transaction bonus, change in control severance benefit or other similar amount or benefit that would be triggered in connection with, or as a result of, the consummation of the Merger, (D) hire any new employees unless such hiring is in the ordinary course of business consistent with past practice and relates to employees with an annual base salary not to exceed $350,000 or (E) except as part of the annual enrollment process or as required to ensure that any Janus Plan is not then out of compliance with Applicable Law, enter into or adopt, materially increase the benefits under, or renew, amend or terminate, any Janus Plan;

(x)                                 take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

(xi)                              change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Janus’s outside auditor, or (B) as required by Applicable Law;

(xii)                           enter into any Contract for capital expenditures requiring aggregate payments by Janus in excess of $5,000,000 over the life of the Contract;

(xiii)                        write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Janus’s financial accounting policies and procedures and GAAP as determined in consultation with Janus’s outside auditor;

(xiv)                       amend the Janus Certificate of Incorporation or Bylaws of Janus; or

(xv)                          authorize, or commit or agree to take, any of the foregoing actions.

(b)                                 Conduct of Business by Henderson.  Except as set forth in Section 5.1(b) of the Henderson Disclosure Schedule or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or as consented to by Janus in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Henderson shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice in all material respects and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, assets and properties, the services of their current officers and other key employees and relationships with customers and clients and their goodwill.  Except as set forth in Section 5.1(b) of the Henderson Disclosure Schedule or as otherwise expressly contemplated by this Agreement or the Ancillary Agreements or as consented to by Janus in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, Henderson shall not, and shall not permit any of its subsidiaries to:

(i)                                     (A) other than (1) dividends and distributions by a direct or indirect wholly-owned subsidiary of Henderson to its parent or (2) Permitted Henderson Dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares or capital stock, (B) split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares or shares of capital stock of Henderson or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Henderson Equity Award under a Henderson Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under a Henderson Equity Plan);

(ii)                                  issue, deliver or sell, or pledge or otherwise encumber or subject to any Lien, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than in connection with any such action in connection with Henderson Equity Awards under the Henderson Equity Plans (whether outstanding as of the date of this Agreement or as may be granted during the period from the date of this Agreement to the Effective Time));

(iii)                               other than in the ordinary course of business consistent with past practice, (A) amend, renew, terminate or waive any provision of any Henderson Material Contract where such action would result in materially adverse changes to the terms thereof, or (B) enter into any new Contract that would be a Henderson Material Contract if in effect on the date hereof;

(iv)                              (A) merge or enter into a consolidation with, or otherwise acquire an interest of 50% or more of the outstanding equity interests in, any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof) where aggregate consideration for all such transactions exceeds $25,000,000 or (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization with respect to Henderson or any Significant Subsidiary of Henderson, (C) otherwise acquire any assets of any third party (other than in connection with ordinary course seed financing activities, which this clause (C) shall not limit) where aggregate consideration for all such transactions exceeds $5,000,000, or (D) enter into any new line of business, except, in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice or (2) transactions involving only direct or indirect wholly-owned subsidiaries of Henderson. Notwithstanding the foregoing, each of clauses (A), (B) and (C) shall remain subject to the restrictions set forth in Section 6.6;

(v)                                 (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Henderson or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Henderson or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $5,000,000;

(vi)                              create, incur or assume any indebtedness for borrowed money, issue any debt securities or any right to acquire debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice (including borrowings under Henderson’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, in each case, on equivalent terms and up to an equivalent amount), (B) for any transactions solely involving Henderson and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing Contracts, (D) incremental indebtedness for borrowed money not to exceed $10,000,000 in the aggregate outstanding at any time incurred by Henderson or any of its subsidiaries other than in accordance with clauses (A) through (C), and (E) guarantees and similar obligations by Henderson of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(b)(vi);

(vii)                           without limiting Section 6.16, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of Henderson and its subsidiaries, taken as a whole;

(viii)                        (A) make, change or revoke any Tax election, claim, surrender, disclaimer, notice or consent, or amend any Tax Return, in each case, other than to the extent required by Applicable Law, (B) settle or compromise Tax claims or liabilities in an amount in excess of $5,000,000 for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause Janus or any subsidiary of Janus to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, other than to the extent required by Applicable Law or relevant accounting standards; provided, that with respect to each of clause (A) and clause (D) of this Section 5.1(b)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would reasonably be expected to have a Material Adverse Effect on Henderson;

(ix)                              except to the extent required by Applicable Law or by Contracts existing on the date of this Agreement, or in the ordinary course of business consistent with past practice (A) grant any equity or incentive awards or make any material increase in the salaries, bonuses or other compensation and benefits payable by Henderson or any of its subsidiaries to any of the employees or directors of Henderson or any of its subsidiaries, (B) accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any employees, directors or other service providers of Henderson or its subsidiaries, (C) pay or agree to pay any amount, or adopt any Henderson Plan or other arrangement, in the nature of a transaction bonus, change in control severance benefit or other similar amount or benefit that would be triggered in connection with, or as a result of, the consummation of the Merger, (D) hire any new employees unless such hiring is in the ordinary course of business consistent with past practice and relates to employees with an annual base salary not to exceed $350,000 or (E) except as part of the annual enrollment process or as required to ensure that any Henderson Plan is not then out of compliance with Applicable Law, enter into or adopt, materially increase the benefits under, or renew, amend or terminate, any Henderson Plan;

(x)                                 take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

(xi)                              change any of its material financial accounting policies or procedures currently in effect, except (A) as required by IFRS, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Henderson’s outside auditor or (B) as required by Applicable Law;

(xii)                           enter into any Contract for capital expenditures requiring aggregate payments by Henderson in excess of $5,000,000 over the life of the Contract;

(xiii)                        write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Henderson’s financial accounting policies and procedures and IFRS as determined in consultation with Henderson’s outside auditor;

(xiv)                       amend the Henderson Memorandum of Association or the Henderson Articles; or

(xv)                          authorize, or commit or agree to take, any of the foregoing actions.

(c)                                  Other Actions.  Except as required by Applicable Law, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, neither Janus nor Henderson shall, nor shall either permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in ARTICLE VII.

(d)                                 Financing Cooperation.  During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any mutually agreed arrangements in connection with each party’s indentures or other documents governing or relating to indebtedness with respect to any financing matters concerning Janus, Henderson and the Transactions.

(e)                                  Public Fund Advisory Agreement Consents; Public Fund Proxy Statements.

(i)                                     With respect to each Janus Public Fund, Janus shall, and shall cause its subsidiaries to, use reasonable best efforts to: (A) as promptly as practicable after the date of this Agreement, and to the extent required by

Applicable Law or the terms of any Contract or any organizational document of such Janus Public Fund, (x) seek the approval of the board of trustees of such Janus Public Fund (including a majority of the trustees who are not parties to the applicable New IAA (as defined below) or not interested persons of any such party) (Public Fund Board Approval) of a new investment advisory agreement between such Janus Public Fund and the applicable subsidiary of Janus (a New IAA) in accordance with Section 15 of the Investment Company Act that (1) subject to the approval of each New IAA by the vote of a majority of the outstanding voting securities of the applicable Janus Public Fund (Public Fund Shareholder Approval), becomes effective as of the Closing Date and (2) contains terms substantially the same as the Janus Advisory Agreement in effect on the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment), and (y) request such Janus Public Fund’s board of trustees recommend approval of such New IAA to the shareholders of such Janus Public Fund; (B) request the board of trustees of such Janus Public Fund call a meeting of the shareholders of such Janus Public Fund to approve the New IAA for such Janus Public Fund, such meeting to occur as soon as practicable, subject to the requirements of Applicable Law, following the date of this Agreement; and (C) in the event that the approval by the shareholders of a Janus Public Fund of a New IAA is not obtained prior to the Closing Date, seek Public Fund Board Approval of an “interim contract” (within the meaning of Rule 15a-4 under the Investment Company Act) between such Janus Public Fund and the applicable subsidiary of Janus that contains terms substantially the same as, and does not provide for compensation greater than the compensation provided under, the Janus Advisory Agreement in effect on the date of this Agreement (or, if amended after the date hereof as permitted by this Agreement, as in effect on the date of such amendment thereof) as required by Rule 15a-4 under the Investment Company Act.

(ii)                                  As promptly as reasonably practicable following the receipt of each Public Fund Board Approval described in Section 5.1(e)(i), Janus or one of its subsidiaries shall use reasonable best efforts to request the board of trustees of each Janus Public Fund to: (A) prepare and file proxy materials, including a proxy statement and any supplemental proxy solicitation materials as may be reasonably required to obtain shareholder approval, for a shareholder meeting of such Janus Public Fund for the purpose of voting on the approval of the New IAA for such Janus Public Fund (such proxy materials, a Public Fund Proxy Statement and such shareholder meeting, a Public Fund Shareholder Meeting); (B) in accordance with Applicable Law, cause a Public Fund Proxy Statement to be timely filed with the SEC and mailed to the shareholders of such Janus Public Funds as of the record date established by the Janus Public Fund’s board of trustees for such Janus Public Fund Shareholder Meeting; and (C) duly call, convene and hold such Janus Public Fund’s Public Fund Shareholder

Meeting as promptly as reasonably practicable following the mailing of the Public Fund Proxy Statement.  Janus shall use its reasonable best efforts to request the board of trustees of each Janus Public Fund to solicit from the shareholders of each Janus Public Fund proxies in favor of the approval of its New IAA (Public Fund Shareholder Approval), which efforts may include the use of supplementary materials.  Each of Janus and Henderson shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it or its affiliates proposed to appear in (A) any proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Entity in connection with the approvals contemplated by this Section 5.1(f) or (B) any other materials sent or made available to shareholders of any Janus Public Fund in connection with such approvals.  In addition, Janus shall respond in a timely manner to any SEC comments to the proxy materials.

(iii)                               Henderson shall cooperate with Janus and its subsidiaries in taking the actions and obtaining the approvals described in Section 5.1(e)(i) and Section 5.1(e)(ii), and shall furnish to Janus, its subsidiaries and respective Representatives (as defined herein) such information and assistance as Janus, its subsidiaries and their respective Representatives may reasonably request in connection with seeking the Public Fund Board Approval and the Public Fund Shareholder Approval for each Janus Public Fund, including making the directors, officers and employees of Henderson and its subsidiaries reasonably available for presentations to such Janus Public Fund’s board of trustees and for assisting, at Janus’s, its subsidiaries’ or their respective Representatives’ request, in the preparation of the proxy statements, any presentations or other materials, or any communications to be made to such Janus Public Fund’s board of trustees in furtherance of taking the actions and obtaining the approvals described in Section 5.1(e)(i).  Each party agrees that none of the information supplied by or on behalf of it in writing expressly for use in the proxy statement to be filed with the SEC in connection with obtaining the Public Fund Shareholder Approvals, as amended or supplemented by any amendment or supplement filed with the SEC, will, at the date it is first mailed to the shareholders of the Janus Public Funds or at the time of the shareholder meeting of the Janus Public Funds held to obtain the Public Fund Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)                              Henderson acknowledges that Janus is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act.  Henderson shall not take, and shall cause its Affiliates not to take, any action that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section

15(f) of the Investment Company Act not to be met in respect of the Transactions, and shall not fail to take, and, after the Closing, shall cause its Affiliates not to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of the Transactions.  In that regard, Henderson shall conduct its business and shall cause each of its affiliates to conduct its business so as to assure that:

(A)                               for a period of not less than three years after the Closing, at least 75% of the members of the boards of trustees of each Janus Public Fund are not (I) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Janus Public Fund after the Closing or (II) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Janus Public Fund immediately prior to the Closing; and

(B)                               for a period of not less than two years after the Closing, there shall not be imposed on any Janus Public Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the Transactions, or any express or implied terms, conditions or understandings applicable thereto.

(f)                                   U.S. Public Fund Reorganizations.

(i)                                     Each party shall, and shall cause its subsidiaries to, use reasonable best efforts to, cooperate with each other to consummate the reorganization (each, a Fund Reorganization) of the U.S. mutual funds sponsored by Henderson or its subsidiaries with the Janus Public Funds (each, a Reorganized Fund), as agreed between Janus and Henderson, as of the Effective Time (including the preparation and filing of the necessary registration statement and/or prospectus or proxy statement (each, a Prospectus/Proxy Statement)).  In furtherance thereof, each party shall, and shall cause its subsidiaries to, use reasonable best efforts to: (A) as promptly as practicable after the date of this Agreement, (1) seek the approval of the board of trustees of each Reorganized Fund (Fund Board Reorganization Approval) of the applicable Fund Reorganization and (2) to the extent that approval by shareholders of such Reorganized Fund is required, request the Reorganized Fund’s board of trustees to recommend approval of the applicable Fund Reorganization  to the shareholders of the applicable Reorganized Fund and (B) to the extent that approval by shareholders of such Reorganized Fund is required, request the board of trustees of each Reorganized Fund to call a meeting of the shareholders of applicable Reorganized Fund for the purpose of voting on the approval of the Fund Reorganization for such Reorganized Fund (such shareholder meeting, a Fund Reorganization Shareholder Meeting), such meeting to occur as soon as practicable, subject to the requirements of Applicable Law, following the date of this Agreement.

(ii)                                  As promptly as reasonably practicable following the receipt of each Fund Board Reorganization Approval in Section 5.1(f)(i), each party shall, and shall cause its subsidiaries to, use reasonable best efforts to, request the board of trustees of each Reorganized Fund to: (A) with respect to each Reorganized Fund that is an acquiring fund, prepare and file the Prospectus/Proxy Statement for such Fund Reorganization; (B) to the extent that approval by shareholders of such Reorganized Fund is required, in accordance with Applicable Law cause a Prospectus/Proxy Statement to be mailed to the shareholders of the applicable Reorganized Fund as of the record date established by the Reorganized Fund’s board of trustees for such Fund Reorganization Shareholder Meeting; and (C) to the extent that approval by shareholders of such Reorganized Fund is required, duly call, convene and hold such Reorganized Fund’s Fund Reorganization Shareholder Meeting as promptly as reasonably practicable following the mailing of the Prospectus/Proxy Statement. With respect to each Reorganized Fund for which approval by shareholders is required to implement a Fund Reorganization, each party shall use its reasonable best efforts to request the board of trustees of such Reorganized Fund to solicit from the shareholders of proxies in favor of the approval of its Fund Reorganization.  Each of Janus and Henderson shall have the right to review in advance and to approve (such approval not to be unreasonably withheld) all the information relating to it or its affiliates proposed to appear in (A) any Prospectus/Proxy Statement or  any other proxy statements or materials or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Entity in connection with the approvals contemplated by this Section 5.1(f) or (B) any other materials sent or made available to shareholders of any Reorganized Fund in connection with such approvals.

(iii)                               Each party shall cooperate with the other party and its subsidiaries in taking the actions and obtaining the approvals described in Section 5.1(f) and shall furnish to each other, its subsidiaries and respective Representatives (as defined herein) such information and assistance as the other party, its subsidiaries and their respective Representatives may reasonably request in connection with seeking the approval described in this Section 5.1(f), including making directors, officers and employees of such party and its subsidiaries reasonably available for presentations to the Reorganized Fund’s board of trustees and for assisting, at the other party’s, its subsidiaries’ or their respective Representatives’ request, in the preparation of Prospectus/Proxy Statements or any other proxy statements or materials, any presentations or other materials, or any communications to be made to a Reorganized Fund’s board of trustees or shareholders or otherwise in furtherance of taking the actions and obtaining the approvals described in Section 5.1(f).  Each party agrees that none of the information supplied by or on behalf of it in writing expressly for use in (i) any registration statement to be filed with the SEC in connection with the Fund Reorganizations, as amended or supplemented by any amendment or supplement filed with the SEC, will, on its effective date, at the time of the applicable Fund Reorganization Shareholder Meeting and on the closing date of the applicable Fund Reorganization Shareholder Meeting  contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) in any Prospectus/Proxy Statement or any other proxy statement or materials to be filed with the SEC in connection with obtaining the approvals described in Section 5.1(f) will, at the date it is first mailed to the shareholders of the Reorganized Funds and at the time of the shareholder meeting of the Reorganized Funds held to obtain the approval by the shareholders of the Reorganized Funds of the Fund Reorganizations, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.2                                   No Solicitation by Janus

(a)                                 Subject to the other provisions of this Agreement (including this Section 5.2), Janus shall not, shall not authorize or permit any of its controlled Affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a Representative) retained by it or any of its controlled Affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by furnishing information in connection with any inquiry or proposal with respect to a Janus Alternative Transaction (as defined herein)), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Janus Alternative Transaction, (ii) engage or participate in any discussions or negotiations regarding any proposal the consummation of which would constitute a Janus Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.2, or (iii) resolve, propose or agree to do any of the foregoing. Notwithstanding the immediately preceding sentence, if, at any time prior to obtaining the Janus Stockholder Approval, the Board of Directors of Janus determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or could reasonably be expected to result in a Janus Superior Proposal (as defined herein), subject to compliance with Section 5.2(c), Janus and its Representatives may (A) furnish information with respect to Janus and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Henderson or is promptly provided to Henderson prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” or other similar terms that prohibit the counterparty thereto or any of its Affiliates or Representatives from making any proposal for a Janus Alternative Transaction, acquiring Janus or taking any other similar action, but shall not prohibit Janus from providing information to Henderson prior to or substantially concurrent with the time it is provided to such person, as provided above) that are generally no less restrictive to such person (or group of persons) than the terms of the confidentiality agreement, dated June 24, 2016, as amended, entered into between Janus and Henderson (the Confidentiality Agreement), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources).

For purposes of this Agreement, Janus Alternative Transaction means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Henderson or its subsidiaries (including Merger Sub) (such person (or group of persons), a Janus Third Party), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding shares of Janus Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Janus, whether from Janus or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other transaction pursuant to which any Janus Third Party acquires or would acquire, directly or indirectly, assets or businesses of Janus or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Janus and its subsidiaries taken as a whole or (iii) any disposition of assets to a Janus Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Janus and its subsidiaries, taken as a whole.

(b)                                 Except as permitted by this Section 5.2(b), neither the Board of Directors of Janus nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Henderson, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Janus Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a Janus Recommendation Change) (provided, that nothing herein shall restrict or otherwise limit Janus from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of Janus or, so long as Janus provides Henderson with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Janus Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Janus

Recommendation Change), so long as none of the disclosure through which such factual information is conveyed, individually or in the aggregate, is contrary to or materially inconsistent with, in any respects, the recommendation made by the Janus Board of Directors), or (iii) cause Janus or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Janus Alternative Transaction (other than a confidentiality agreement referred to in Section 5.2(a)).  Notwithstanding the immediately preceding sentence, in the event that, prior to obtaining the Janus Stockholder Approval, the Board of Directors of Janus determines in good faith, after it has received a proposal that if consummated would be a Janus Superior Proposal (and after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Janus may (subject to compliance with this and the following sentences in this Section 5.2(b)) effect a Janus Recommendation Change from and after the day that is after the fourth Business Day following Henderson’s receipt of written notice from Janus advising Henderson that the Board of Directors of Janus has received a Janus Superior Proposal specifying the material terms and conditions of such Janus Superior Proposal, identifying the person making such Janus Superior Proposal and stating that it intends to make a Janus Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Janus Superior Proposal, the Board of Directors of Janus may only effect a Janus Recommendation Change after the later of (x) the fourth Business Day following Henderson’s receipt of the initial written notice advising Henderson of the Janus Superior Proposal and (y) the second Business Day following Henderson’s receipt of written notice from Janus advising Henderson of the modification to such terms and conditions; and provided further that during such four or two Business Day notice period, as applicable, Janus engages (to the extent requested by Henderson) in good faith negotiations with Henderson to amend this Agreement in such a manner that the proposal to enter into a Janus Alternative Transaction no longer constitutes a Janus Superior Proposal.  For purposes of this Agreement, a Janus Superior Proposal means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Janus Third Party to enter into a Janus Alternative Transaction (with all references to 20% in the definition of Janus Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of Janus determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) to be superior, from a financial point of view, to Janus’s stockholders than the Transactions, taking into account all terms and conditions of such proposal (including any changes to this Agreement that may be proposed by Henderson in response to such proposal to enter into a Janus Alternative Transaction), and (C) the conditions to the consummation of which are reasonably capable of being satisfied and is otherwise reasonably likely to be consummated, taking into account all financial, regulatory, legal and other aspects of such proposal.  In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Janus Stockholder Approval, if the Board of Directors of Janus determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that it is required to do so pursuant to its fiduciary duties under Applicable Law, the Board of Directors of Janus may effect a Janus Recommendation Change, but only at a time that is after the fourth Business Day following Henderson’s receipt of written notice from Janus advising Henderson of all material information with respect to the basis for any such Janus Recommendation Change and stating that it intends to make a Janus Recommendation Change and providing its rationale therefor.

(c)                                  In addition to the obligations of Janus set forth in Section 5.2(a) and Section 5.2(b), Janus shall promptly, and in any event within 24 hours of receipt thereof, advise Henderson orally and in writing of any request for substantive information or of any proposal relating to a Janus Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal.  Janus shall (i) keep Henderson reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Henderson as soon as reasonably practicable after receipt or delivery thereof copies of all material substantive correspondence and other material written materials exchanged between Janus or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d)                                 Nothing contained in this Section 5.2 shall prohibit Janus or the Janus Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (ii) otherwise complying with Applicable Law; provided, however, that any disclosure or statement that constitutes or contains a Janus Recommendation Change shall be subject to the provisions of Section 5.2(b).

Section 5.3                                   No Solicitation by Henderson

(a)                                 Subject to the other provisions of this Agreement (including this Section 5.3), Henderson shall not, shall not authorize or permit any of its controlled Affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled Affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by furnishing information in connection with any inquiry or proposal with respect to a Henderson Alternative Transaction (as defined herein)), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Henderson Alternative Transaction, (ii) engage or participate in any discussions or negotiations regarding any proposal the consummation of which would constitute a Henderson Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.3, or (iii) resolve, propose or agree to do any of the foregoing.  Notwithstanding the immediately preceding sentence, if, at any time prior to obtaining the Henderson Shareholder Approvals, the Board of Directors of Henderson determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.3(a) constitutes or could reasonably be expected to result in a Henderson Superior Proposal (as defined herein), subject to compliance with Section 5.3(c), Henderson and its Representatives may (A) furnish information with respect to Henderson and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Janus or is promptly provided to Janus prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” or other similar terms that prohibit the counterparty thereto or any of its Affiliates or Representatives from making any proposal for a Janus Alternative Transaction, acquiring Janus or taking any other similar action, but shall not prohibit Henderson from providing information to Janus prior to or substantially concurrent with the time it is provided to such person, as provided above) that are generally no less restrictive to such person (or group of persons) than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources).

For purposes of this Agreement, Henderson Alternative Transaction means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Janus or its subsidiaries (such person (or group of persons), a Henderson Third Party), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding Henderson Ordinary Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Henderson, whether from Henderson or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other transaction pursuant to which any Henderson Third Party acquires or would acquire, directly or indirectly, assets or businesses of Henderson or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Henderson and its subsidiaries taken as a whole or (iii) any disposition of assets to a Henderson Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Henderson and its subsidiaries, taken as a whole.

(b)                                 Except as permitted by this Section 5.3(b), neither the Board of Directors of Henderson nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Janus, the approval or recommendation by such Board of Directors or such committee of the Henderson Share Issuance, the Henderson Name Change, the Henderson Amended Articles, the Henderson Shareholder De-listing Approval, the Henderson Shareholder Permitted Henderson Dividend Approval or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Henderson Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a Henderson Recommendation Change) (provided, that nothing herein shall restrict or otherwise limit Henderson from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of Henderson or, so long as Henderson provides Janus with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Henderson Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Henderson Recommendation Change), so long as none of the disclosure through which such factual information is conveyed, individually or in the aggregate, is contrary to or materially inconsistent with, in any respects, the recommendation made by the Henderson Board of Directors), or (iii) cause Henderson or any of its controlled Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Henderson Alternative Transaction (other than a confidentiality agreement referred to in Section 5.3(a)).  Notwithstanding the immediately preceding sentence, in the event that, prior to obtaining the Henderson Shareholder Approvals, the Board of Directors of Henderson determines in good faith, after it has received a proposal that if consummated would be a Henderson Superior Proposal (and after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Henderson may (subject to compliance with this and the following sentences in this Section 5.3(b)) effect a Henderson Recommendation Change from and after the day that is after the fourth Business Day following Janus’s receipt of written notice from Henderson advising Janus that the Board of Directors of Henderson has received a Henderson Superior Proposal specifying the material terms and conditions of such Henderson Superior Proposal, identifying the person making such Henderson Superior Proposal and stating that it intends to make a Henderson Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Henderson Superior Proposal, the Board of Directors of Henderson may only effect a Henderson Recommendation Change after the later of (x) the fourth Business Day following Janus’s receipt of the initial written notice advising Janus of the Henderson Superior Proposal and (y) the second Business Day following Janus’s receipt of written notice from Henderson advising Janus of the modification to such terms and conditions; and provided further that during such four or two Business Day notice period, as applicable, Henderson engages (to the extent requested by Janus) in good faith negotiations with Janus to amend this Agreement in such a manner that the proposal to enter into a Henderson Alternative Transaction no longer constitutes a Henderson Superior Proposal.  For purposes of this Agreement, a Henderson Superior Proposal means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Henderson Third Party to enter into a Henderson Alternative Transaction (with all references to 20% in the definition of Henderson Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of Henderson determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) to be superior, from a financial point of view, to Henderson’s shareholders than the Transactions, taking into account all terms and conditions of such proposal (including any changes to this Agreement that may be proposed by Janus in response to such proposal to enter into a Henderson Alternative Transaction), and (C) the conditions to the consummation of which are reasonably capable of being satisfied and is otherwise reasonably likely to be consummated, taking into account all financial, regulatory, legal and other aspects of such proposal.  In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Henderson Shareholder Approval, if the Board of Directors of Henderson determines in good faith (after consultation with outside counsel and a financial advisor of US or UK nationally recognized reputation) that it is required to do so pursuant to its fiduciary duties under Applicable Law, the Board of Directors of Henderson may effect a Henderson Recommendation Change, but only at a time that is after the fourth Business Day following Janus’s receipt of written notice from Henderson advising Janus of all material information with respect to the basis for any such Henderson Recommendation Change and stating that it intends to make a Henderson Recommendation Change and providing its rationale therefor.

(c)                                  In addition to the obligations of Henderson set forth in Section 5.3(a) and Section 5.3(b), Henderson shall promptly, and in any event within 24 hours of receipt thereof, advise Janus orally and in writing of any request for substantive information or of any proposal relating to a Henderson Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal.  Henderson shall (i) keep Janus reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Janus as soon as reasonably practicable after receipt or delivery thereof copies of all material substantive correspondence and other material written materials exchanged between Henderson or its subsidiaries (including Merger Sub) or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d)                                 Nothing contained in this Section 5.3 shall prohibit Henderson or the Henderson Board of Directors from making any public announcement as referred to in Rule 2.3(d) of the City Code on Takeovers and Mergers; provided, however, that any disclosure or statement that constitutes or contains a Henderson Recommendation Change shall be subject to the provisions of Section 5.3(b).

(e)                                  The parties agree that if the UK Panel on Takeovers and Mergers determines that Section 5.3(b) requires Henderson to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), that is not permitted by Rule 21.2 of the City Code on Takeovers and Mergers, that provision shall have no effect and shall be disregarded (it being agreed and understood that Henderson shall consult with Janus, to the extent reasonable practicable, in connection with any discussion with the UK Panel on Takeovers and Mergers relating to the foregoing).  In the event that the UK Panel on Takeovers and Mergers makes a determination, the effect of which is that all or any portion of Section 5.3(b) has no effect or is otherwise disregarded, the parties agree that Section 5.2(b) shall be amended (without further action by the parties) to the same extent as Section 5.3(b).

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                   Preparation of the Registration Statement and the Proxy Statement

(a)                                 As soon as reasonably practicable following the date of this Agreement: (i) Henderson shall prepare and cause to be filed with the SEC, the Registration Statement, which shall include the Proxy Statement and the Henderson US Prospectus; and (ii) Janus shall prepare the Proxy Statement.  Each of Henderson and Janus shall: (A) cooperate and provide the other party and its counsel with a reasonable opportunity to review and comment on the Registration Statement or the Proxy Statement, prior to filing of the Registration Statement with the SEC; and (B) cause the Registration Statement and the Proxy Statement, as applicable, to comply as to form and substance in all material respects with the requirements of Applicable Laws.

(b)                                 Each of Henderson and Janus shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (the date of effectiveness being the Registration Statement Effective Date).  Each party shall furnish all information concerning it and its subsidiaries to the other party, and provide such other assistance, as may be reasonably required in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement.  Henderson shall, as promptly as practicable after receipt thereof, provide Janus with copies of any written comments, responses or requests, and advise Janus of any oral comments, responses or requests, with respect to the Registration Statement received from the SEC.  Henderson and Janus shall cooperate and provide the other party and its counsel with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and with a copy of all such filings made with the SEC.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement or the Registration Statement shall be made without the approval of both Henderson and Janus, which approval shall not be unreasonably withheld, conditioned or delayed; provided that this approval right shall not apply with respect to information relating to a Janus Recommendation Change.

(c)                                  Henderson shall advise Janus, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If, at any time prior to the Effective Time, any information relating to Janus, Henderson, or any of their respective Affiliates, officers or directors, should be discovered by Janus or Henderson that should be set forth in an amendment or supplement to the Registration Statement, so that any part of such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Janus and shareholders of Henderson.

(d)                                 Janus shall use reasonable best efforts to cause the Proxy Statement to be mailed to Janus’s stockholders as promptly as practicable after the Registration Statement Effective Date.  Notwithstanding any other provision herein to the contrary, subject to the immediately following sentence, Janus shall not (unless any such information has already been made publicly available by Henderson) (i) publicly disclose any (A) forecasts relating to Henderson or the group consisting of Henderson, the Surviving Corporation and their respective subsidiaries or (B) financial information of Henderson relating to the 2016 fiscal year of Henderson or (ii) include any forecast or other financial information of Henderson relating to the 2016 fiscal year of Henderson in a Proxy Statement filed with the SEC prior to February 28, 2017 unless confidential treatment is afforded to such information, in each case, without the prior consent of Henderson (such consent not to be unreasonably withheld, conditioned or delayed taking into account market practice for disclosure in transactions of this type).  In the event that any Governmental Entity requires public disclosure of any of the foregoing information or Janus is otherwise legally obligated to make such disclosure, the notice, consultation, cooperation and limited disclosure provisions set forth in Section 5.2 of the Confidentiality Agreement shall apply.

Section 6.2                                   Henderson Shareholder Circular; Henderson UK Prospectus.

(a)                                 As soon as reasonably practicable following the date of this Agreement, Henderson shall prepare and cause to be filed with the FCA, the JFSC and the ASX for approval a draft copy of the Henderson Shareholder Circular.  Henderson and Janus shall each cooperate and Henderson shall provide Janus and its counsel with a reasonable opportunity to review and comment on the Henderson Shareholder Circular prior to filing with the FCA, the JFSC and the ASX.  Henderson shall cause the Henderson Shareholder Circular to comply as to form and substance in all material respects with the requirements of Applicable Laws.

(b)                                 Henderson shall, as promptly as practicable after receipt thereof, provide Janus with copies of any written comments, responses or requests, and advise the other party of any oral comments, responses or requests, with respect to the Henderson Shareholder Circular received from the FCA, the JFSC or the ASX.  Each of Henderson and Janus shall use reasonable best efforts to obtain formal approval of the Henderson Shareholder Circular and any Henderson UK Prospectus concurrently with the Registration Statement Effective Date (the date of formal approval being the Henderson Shareholder UK/Jersey/Australia Document Approval Date).  Henderson shall, as promptly as practicable after receipt thereof, provide Janus copies of any written comments, responses or requests, and advise Janus of any oral comments, responses or requests, with respect to the Henderson Shareholder Circular or any Henderson UK Prospectus received from the FCA, the JFSC and/or the ASX.  Henderson and Janus shall cooperate and Henderson shall provide Janus and its counsel with a reasonable opportunity to the extent reasonably practical to review and comment on any amendments to the Henderson Shareholder Circular or any Henderson UK Prospectus prior to filing such with the FCA, the JFSC and the ASX, and with a copy of all such filings made with the FCA, the JFSC and the ASX.  Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Henderson Shareholder Circular, any Henderson UK Prospectus or the Registration Statement shall be made without the approval of both Henderson and Janus, which approval shall not be unreasonably withheld, conditioned or delayed; provided that this approval right shall not apply with respect to information relating to a Henderson Recommendation Change.

(c)                                  Henderson shall advise Janus, promptly after it receives notice thereof, of the time when each of the FCA, the JFSC and the ASX formally approves the Henderson Shareholder Circular and any Henderson UK Prospectus or any supplement or amendment has been filed, the issuance of any stop order, or any request by the FCA, the JFSC and/or the ASX for amendment of the Henderson Shareholder Circular or any Henderson UK Prospectus or comments thereon and responses thereto or requests by the FCA, the JFSC and/or the ASX for additional information.  If at any time prior to the Effective Time any information relating to Janus, Henderson, or any of their respective Affiliates, officers or directors, should be discovered by Janus or Henderson that should be set forth in an amendment or supplement to the Henderson Shareholder Circular or any

Henderson UK Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the FCA, the JFSC and the ASX and, to the extent required by Applicable Law, disseminated to the shareholders of Henderson.

(d)                                 Henderson shall use reasonable best efforts to cause the Henderson Shareholder Circular to be mailed to the Henderson’s shareholders, and any Henderson UK Prospectus to be published, in each case, in accordance with Applicable Laws and as promptly as practicable after the Henderson Shareholder UK/Jersey/Australia Document Approval Date.

Section 6.3                                   Australian Securities Exchange Requirements.

As soon as reasonably practicable following the date of this Agreement, if, following consultation with Janus, Henderson determines that it is required under the Australian Foreign Acquisitions and Takeovers Act 1975, Henderson shall prepare and cause to be filed with the Treasurer of the Commonwealth of Australia (through the Foreign Investment Review Board) an application to acquire such Australian entities as are controlled directly or indirectly by Janus, and Henderson and Janus shall each cooperate in respect of, and Henderson shall provide Janus and its counsel with a reasonable opportunity to review and comment on, any such application prior to filing with the Treasurer of the Commonwealth of Australia (through the Foreign Investment Review Board).

Section 6.4                                   Janus Stockholders Meeting; Henderson Shareholders Meeting.

(a)                                 Janus shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (subject to Section 6.4(c)), duly give notice of, convene and hold a meeting of its stockholders (the Janus Stockholders Meeting) in accordance with the DGCL for the purpose of obtaining the Janus Stockholder Approval and shall subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement.  Janus may only postpone or adjourn the Janus Stockholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Janus Stockholder Approval, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Janus has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Janus prior to the Janus Stockholders Meeting; provided, however, that Janus shall postpone or adjourn the Janus Stockholders Meeting once for up to thirty days upon the request of Henderson if necessary to solicit additional proxies for the purpose of obtaining the Janus Stockholder Approval.

(b)                                 Henderson shall, as promptly as practicable after obtaining formal approval of the Henderson Shareholder Circular (subject to Section 6.4(c)), duly give notice of, convene and hold a meeting of the shareholders of Henderson (the Henderson Shareholders Meeting) in accordance with the Companies (Jersey) Law 1991 and the Henderson Articles for the purpose of obtaining the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval and the Henderson Shareholder Option Approval and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its shareholders that they vote in favor of the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval and the Henderson Shareholder Option Approval.  Henderson may only propose the postponement or adjournment of the Henderson Shareholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval and the Henderson Shareholder Option Approval, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Henderson has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Henderson prior to the Henderson Shareholders Meeting; provided, however, that Henderson shall propose the postponement or adjournment of the Henderson Shareholders Meeting once for up to thirty days  upon the request of Janus if necessary to solicit additional proxies for the purpose of obtaining the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval or the Henderson Shareholder Option Approval.

(c)                                  Janus and Henderson shall use reasonable best efforts to hold the Janus Stockholders Meeting and the Henderson Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(d)                                 The only matters to be voted upon at each of the Janus Stockholders Meeting and the Henderson Shareholders Meeting are (i) in the case of Janus, the Janus Stockholder Approval, (ii) in the case of Henderson, the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval and the Henderson Shareholder Option Approval, (iii) any adjournment or postponement of the Janus Stockholders Meeting or the Henderson Shareholders Meeting, as applicable, and (iv) any other matters as are required by Applicable Law or as agreed between the parties.

Section 6.5                                   Access to Information; Confidentiality

Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of Janus and Henderson shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of Janus and Henderson shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request (including in respect of developments in relation to key employees and material financial developments); provided, however, that the foregoing shall not require Janus and Henderson to disclose any information pursuant to this Section 6.5 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.5, Janus or Henderson, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Janus or Henderson and (3) in the case of clauses (i) through (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.  No review pursuant to this Section 6.5 shall affect any representation or warranty given by the other party hereto.  Each of Janus and Henderson shall hold, and shall cause its respective Affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.6                                   Reasonable Best Efforts

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Transactions, including using reasonable best efforts in (i) the obtaining of all waivers, consents and approvals from Governmental Entities, including under the Antitrust Laws, prior to the Effective Time, (ii) the obtaining of all consents, registrations, approvals, permits, authorizations and waivers necessary to be obtained from, or renewed with third parties, (iii) the execution and delivery of any additional customary instruments necessary to consummate the Transactions and (iv) unless there has been a Janus Recommendation Change made in compliance with Section 5.2(b) (in the case of Janus’s obligation to use its reasonable best efforts) or a Henderson Recommendation Change made in compliance with Section 5.3(b) (in the case of Henderson’s obligation to use its reasonable its best efforts), obtaining the Janus Stockholder Approval and the Henderson Shareholder Approvals, the Henderson Shareholder De-listing Approval and the Henderson Shareholder Option Approval.

(b)                                 In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, (ii) make appropriate filings, if any are required, pursuant to other Antitrust Laws as promptly as practicable, (iii) to the extent required by Applicable Law or pursuant to a Janus Advisory Agreement, inform each Client (other than any Janus Public Fund) in writing of the Transactions by sending such Client a notice thereof, in form and substance reasonably satisfactory to Henderson, and use reasonable best efforts to seek such Client’s consent to the “assignment” (as defined in the Investment Advisers Act) of its applicable Janus Advisory Agreement (and for the avoidance of doubt, unless affirmative consent is required by the applicable Janus Advisory Agreement, such consent may take the form of implied or negative consent), (iv) prepare, and cause their respective subsidiaries and representatives to prepare, and, as promptly as practicable following the date of this Agreement, submit or cause to be submitted to the FCA, each required FSMA Section 178 Notification with respect to the Transactions, (v) in the case of Janus, prepare and, as promptly as practicable following the date of this Agreement, submit or cause to be submitted to FINRA for each subsidiary of Janus that is a Broker-Dealer, a substantially complete Continuing Membership Application for approval of a change in control or ownership pursuant to FINRA (NASD) Rule 1017(a)(4) satisfying the standards of FINRA (NASD) Rule 1014, (vi) make such filings with Governmental Entities identified in Section 4.1(b)(iii) of the Janus Disclosure Schedule and Section 4.2(b)(iii) of the Henderson Disclosure Schedule required to be made by such party or its subsidiaries and (vii) make all other necessary filings with other Governmental Entities relating to the Merger.

(c)                                  Subject to Applicable Law, the parties shall consult with and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission.  Subject to Applicable Law, each of the parties shall (i) promptly notify the other party of any written communication, inquiry or investigation received by that party from, or given by it to, any Governmental Entity related to the Transactions and, subject to Applicable Law, permit the other party to review in advance any such communication to any such Governmental Entity and consider the other party’s reasonable comments in good faith, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity regarding this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all written correspondence, filings and communications between them and their subsidiaries and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Transactions in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 6.6(c) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 6.7                                   Indemnification, Exculpation and Insurance

(a)                                 From and after the Effective Time, Henderson shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Janus or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Janus or any of its subsidiaries as a director or officer of another person (the Indemnified Parties), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Janus or any of its subsidiaries or is or was serving at the request of Janus or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Janus pursuant to the Janus Certificate of Incorporation, the Bylaws of Janus or the governing or organizational documents of any subsidiary of Janus and any indemnification agreements in existence as of the date of this Agreement.  In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or Henderson to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by Janus pursuant to the Janus Certificate of Incorporation, the Bylaws of Janus or the governing or organizational documents of any subsidiary of Janus; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Janus Certificate of Incorporation or the Bylaws of Janus, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Henderson shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter.  In the event that Henderson or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Henderson and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Henderson and/or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.7.

(b)                                 For a period of six years from and after the Effective Time, Henderson shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Janus or any of their subsidiaries or provide substitute polices for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Henderson or the Surviving Corporation be required to pay with respect to such insurance policies (or substitute insurance policies) of Janus in respect of any one policy year more than 300% of the annual premium payable by Janus for such insurance for the prior twelve months (the Maximum Amount), and if Henderson or the Surviving Corporation is unable to obtain the insurance required by this Section 6.7(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, Janus may obtain at or prior to the Effective Time a six-year “tail” policy under Janus’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c)                                  The provisions of this Section 6.7 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 6.8                                   Fees and Expenses

Except as set forth in Section 8.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Janus and Henderson shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Registration Statement and the Proxy Statement (including SEC filing fees), (ii) the filing, printing and mailing of the Henderson Shareholder Circular and any Henderson UK Prospectus (including FCA and ASX filing fees), (iii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees), (iv) obtaining the consents contemplated by Section 5.1(e) (including the cost and expenses of the proxy solicitation of Janus Public Funds filing, printing and mailing of materials required to be distributed to shareholders, and legal counsel) and (v) the matters contemplated by Section 5.1(d) (including any commitment fees, consent fees or other similar fees).

Section 6.9                                   Public Announcements

Janus and Henderson shall, and shall cause their subsidiaries to, consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (a) any such press release or public statement that is required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 6.9 shall not apply with respect to a Janus Recommendation Change (or any responses thereto) or a Henderson Recommendation Change (or any responses thereto), or the proviso in Section 5.2(b)(ii) or Section 5.3(b)(ii) (or any response to a statement made pursuant to Section 5.2(b)(ii) or  Section 5.3(b)(ii)), (c) the first sentence of this Section 6.9 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 6.9 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.9, to the extent replicated in whole or in part in any subsequent press release or other announcement, (e) the first sentence of this Section 6.9 shall not apply to any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.9 and do not reveal material nonpublic information regarding this Agreement or the Transactions and (f) for the avoidance of doubt, this Section 6.9 shall not apply to communications with employees and clients.

Section 6.10                            Exchange Listing

Henderson shall cause the Henderson Ordinary Shares issuable under ARTICLE III to be approved for listing on the Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.11                            Delisting

(a)                                 Janus shall take, or cause to be taken, all actions necessary to delist the Janus Common Stock from the Exchange and terminate its registration under the Exchange Act effective as of immediately following the Effective Time.

(b)                                 Subject to the Henderson Shareholder De-listing Approval, Henderson shall take, or cause to be taken, all actions necessary to cause the listing of the Henderson Ordinary Shares on the premium segment of the Official List of the FCA and admission to trading of the Henderson Ordinary Shares on the London Stock

Exchange’s main market for listed securities to be cancelled, effective as of immediately following the Effective Time.

Section 6.12                            Takeover Statutes

If any antitakeover or similar statute or regulation is or may become applicable to the Transactions, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.13                            Conveyance Taxes

Janus and Henderson shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 6.14                            Employee Benefits

(a)                                 During the one year period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the Continuation Period), Henderson shall, or shall cause its subsidiaries (including the Surviving Corporation) to, provide each individual who is employed by Janus, Henderson or their respective subsidiaries immediately prior to the Effective Time and who remains employment thereafter by Henderson or any of its subsidiaries (including the Surviving Corporation) (each, a Continuing Employee) with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior the Effective Time, and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior the Effective Time; provided that neither Henderson nor any of its subsidiaries (including the Surviving Corporation) shall be required to provide incentive compensation or employee benefits to Continuing Employees in the form of equity-based compensation. During the Continuation Period, Henderson shall,  or shall cause its subsidiaries (including the Surviving Corporation) to, provide each Continuing Employee who experiences a termination of employment with Henderson or any of its subsidiaries (including the Surviving Corporation) with severance payments  and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have received under the terms of the severance plans, programs or arrangements of Janus, Henderson or their respective subsidiaries, as applicable, as in effect immediately prior to the Effective Time.

(b)                                 For all purposes under the employee benefit plans of Henderson and its subsidiaries (including the Surviving Corporation) providing benefits to any Continuing Employee after the Effective Time (the New Plans), and subject to Applicable Law, each Continuing Employee shall be credited with his or her years of service with Janus, Henderson or any of their respective subsidiaries before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Janus Plans or Henderson Plans (including, without limitation, any equity compensation, paid time off, and severance plans or policies), except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan.  In addition, and without limiting the generality of the foregoing, to the extent administratively and commercially practicable and subject to any Applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Janus Plan or Henderson Plan, in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the Old Plans); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Henderson or its subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Henderson or its subsidiaries (including the Surviving Corporation) shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  Nothing contained in this Section 6.14 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, Contract, policy or arrangement, (ii) limit the ability of Henderson or any of its subsidiaries (including the Surviving Corporation) to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Continuing Employee or former employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Henderson or any of its subsidiaries (including the Surviving Corporation), or (iv) limit the right of Henderson or any of its subsidiaries (including the Surviving Corporation) to terminate the employment or service of any employee or other service provider following the Effective Time at any time and for any or no reason.

Section 6.15                            Section 16(b)

Janus and Henderson shall each take all such steps as are reasonably necessary to cause the Transactions and any other dispositions of equity securities of Janus (including derivative securities) or acquisitions of equity securities of Henderson (including derivative securities) in connection herewith by any individual who is a director or officer of Janus or at the Effective Time will become a director or officer of Henderson to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16                            Certain Litigation

Each party shall promptly advise the other party of any litigation (including any litigation or proceeding under or relating to any Antitrust Law) commenced after the date hereof against such party or any of its directors (in their capacity as such) by any stockholders or shareholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the Transactions, and shall keep the other party reasonably informed regarding any such litigation.  Such party shall give the other party the opportunity to participate in the defense or settlement of any such litigation or proceeding brought by any stockholders or shareholders, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.17                            Obligations of Merger Sub and the Surviving Corporation

Henderson shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.18                            Director Resignations

Janus shall cause to be delivered to Henderson, at or prior to the Effective Time, resignations, effective upon the Effective Time, executed by each director of Janus (other than Richard Weil) in office immediately prior to the Effective Time.

Section 6.19                            Tax Matters

(a)                                 Prior to (a) consummating any transaction that (i) is described in clause (i), (ii), (iv), (v) or (vi) of Section 5.1(a) or in corresponding sections of the Janus Disclosure Schedule and (ii) is not subject to Henderson’s consent right provided in Section 5.1(a) on the basis that such transaction involves solely Janus and one or more of its subsidiaries or solely Janus’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Janus and its wholly-owned subsidiaries or among Janus’s wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, Janus shall consult with Henderson reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Henderson’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Henderson or any of its subsidiaries (including, after the Effective Time, Janus or any of its subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, may constitute a Material Adverse Effect on Janus, or, after the Effective Time, to Henderson and its subsidiaries.

(b)                                 Prior to (a) consummating any transaction that (i) is described in clause (i), (ii), (iv), (v) or (vi) of Section 5.1(b) or in corresponding sections of the Henderson Disclosure Schedule and (ii) is not subject to Janus’s consent right provided in Section 5.1(b) on the basis that such transaction involves solely Henderson and one or more of its subsidiaries or solely Henderson’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Henderson and its wholly-owned subsidiaries or among Henderson’s wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, Henderson shall consult with Janus reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Janus’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Janus or any of its subsidiaries (including actions or transactions after the Effective Time), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, may constitute a Material Adverse Effect to Henderson and its subsidiaries (including, after the Effective Time, Janus or any of its subsidiaries).

(c)                                  Notwithstanding anything to the contrary in Section 5.1(a) or 5.1(b) (including any actions set forth in Section 5.1(a) of the Janus Disclosure Schedule or 5.1(b) of the Henderson Disclosure Schedule) or otherwise in this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and none of Henderson, Merger Sub or Janus shall, and they shall not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to so qualify; (b) none of Henderson, Merger Sub or Janus shall, and they shall not permit any of their respective subsidiaries to, other than as required by this Agreement, take any action that, in combination with the Merger, causes, or could reasonably be expected to cause, the ownership threshold of Section 7874(a)(2)(B)(ii) of the Code to be met; and (c) each of Janus, on the one hand, and Henderson and Merger Sub, on the other hand, shall use reasonable best efforts to execute certificates containing appropriate representations at such time or times as may be reasonably requested by Tax counsel to Janus or Henderson that are in form and substance acceptable to such counsel, in connection with such counsel’s delivery to Janus or such counsel’s delivery to Henderson, as the case may be, of an opinion or opinions with respect to Code Sections 367, 368, and 7874 rendered in connection with the Transactions.

(d)                                 The parties further intend that the Merger not be subject to Section 367(a)(1) of the Code by reason of qualifying for the exception provided in Treasury Regulations Section 1.367(a)-3(c). Except as otherwise required by a final “determination” (within the meaning of Section 1313(a)(1) of the Code), in any Tax filing or proceeding, the parties shall not take any position inconsistent with such treatment or the treatment described in Section 6.19(c). The parties agree to use reasonable best efforts to achieve such treatment for the Merger and to cause the Surviving Corporation to use reasonable best efforts to achieve such treatment, including satisfying the documentation, reporting, and filing requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6).

Section 6.20                            Further Assurances.  At and after the Effective Time, the officers and directors of Henderson and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Henderson and the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof (and of Janus if necessary), any other actions and things necessary to vest, perfect or confirm of record or otherwise in Henderson, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Henderson as a result of, or in connection with, the Transactions.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1                                   Conditions to Each Party’s Obligation to Effect the Merger

The respective obligation of each party to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the written consent of both Janus and Henderson on or prior to the Closing Date of the following conditions:

(a)                                 Stockholder and Shareholder Approvals.  Each of the Janus Stockholder Approval and the Henderson Shareholder Approvals shall have been obtained.

(b)                                 HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)                                  FINRA Approval. The FINRA Approval shall have been obtained and be in full force and effect.

(d)                                 FCA Approvals. The FCA Approvals shall have been obtained and be in full force and effect.

(e)                                  JFSC Approvals and Consents. The JFSC Approvals and Consents shall have been obtained and shall be in full force and effect.

(f)                                   Public Fund Approvals.  Public Fund Board Approval and Public Fund Shareholder Approval of a New IAA shall have been obtained with respect to Janus Public Funds whose Aggregate Reference AUM (for the avoidance of doubt, as of the date set forth in such definition) is not less than 67.5% of the Aggregate Reference AUM of all Janus Public Funds (other than any such fund for which Janus or its subsidiaries act as subadviser).

(g)                                  Foreign Approvals.  All applicable waiting periods (or extensions thereof) or consents, non-objections or approvals relating to the Transactions under the Applicable Laws of the jurisdictions or Governmental Entities set forth in Section 7.1(g) of the Janus Disclosure Schedule and Section 7.1(g) of the Henderson Disclosure Schedule (the Requisite Regulatory Approvals) shall have expired, been terminated or received.

(h)                                 No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition, whether preliminary, temporary or permanent (collectively, Restraints), shall be in effect that prevents, makes illegal or prohibits the consummation of the Transactions.

(i)                                     Registration Statement.  The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement by Janus to its stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(j)                                    Exchange Listing.  The Henderson Ordinary Shares issuable to the stockholders of Janus as contemplated by ARTICLE III shall have been approved for listing on the Exchange, subject to official notice of issuance.

(k)                                 De-listing Approval.  The Henderson Shareholder De-listing Approval shall have been obtained.

(l)                                     LSE Re-Admission.  If the Henderson Shareholder De-listing Approval shall not have been obtained and the satisfaction of the condition set forth in Section 7.1(k) shall have been waived by the written consent of both Janus and Henderson, the re-admission of all of the Henderson Ordinary Shares to listing on the FCA’s official list and to trading on the London Stock Exchange’s main market for listed securities.

Section 7.2                                   Conditions to Obligations of Henderson and Merger Sub

The obligation of Henderson and Merger Sub to consummate the Merger is further subject to satisfaction or waiver by written consent of Henderson of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Janus contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c) and Section

4.1(q) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Janus contained in Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iii) each of the representations and warranties of Janus contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) shall be true and correct as of the Closing Date as though made on the Closing Date without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be so true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Janus.

(b)                                 Performance of Obligations of Janus.  Janus shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Henderson shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Janus to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3                                   Conditions to Obligations of Janus

The obligation of Janus to consummate the Merger is further subject to satisfaction or waiver by written consent of Janus of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Henderson and Merger Sub contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c) and Section 4.2(p) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Henderson and Merger Sub contained in Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iii) each of the representations and warranties of Henderson and Merger Sub contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the

Transactions set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Henderson.

(b)                                 Performance of Obligations of Henderson and Merger Sub.  Each of Henderson and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Janus shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Henderson and an officer of Merger Sub to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                   Termination

This Agreement may be terminated at any time prior to the Effective Time (except as otherwise provided below, whether before or after the Janus Stockholder Approval or the Henderson Shareholder Approvals) as follows:

(a)                                 by mutual written consent of Janus and Henderson;

(b)                                 by either Janus or Henderson:

(i)                                   if the Merger shall not have been consummated by September 30, 2017 (the Outside Date); provided, that, the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii)                                if the Janus Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Janus Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii)                             if the Henderson Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a Henderson Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof); or

(iv)                              if any Restraint shall be in effect that prevents, makes illegal or prohibits the consummation of the Transactions and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used reasonable best efforts in accordance with Section 6.6 to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval or remove such condition, as the case may be;

(c)                                  by Henderson (provided that Henderson is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Janus shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, is not cured by Janus within the earlier of (A) 30 days after receipt of written notice thereof from Henderson or (B) five Business Days prior to the Outside Date;

(d)                                 by Janus (provided that Janus is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Henderson or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is not curable prior to the Outside Date, or if curable prior to the Outside Date, is not cured by Henderson or Merger Sub within the earlier of (A) 30 days after receipt of written notice thereof from Janus or (B) five Business Days prior to the Outside Date;

(e)                                  by Henderson, at any time prior to the receipt of the Janus Stockholder Approval, if a Henderson Triggering Event shall have occurred; and

(f)                                   by Janus, at any time prior to the receipt of the Henderson Shareholder Approval, if a Janus Triggering Event shall have occurred.

Section 8.2                                   Effect of Termination; Termination Fee

(a)                                 In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.5, Section 6.8 and ARTICLE IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b)                                 If either Janus or Henderson terminates this Agreement pursuant to Section 8.1(b)(ii), within three (3) Business Days after such termination Janus shall pay or cause to be paid to Henderson an amount equal to Henderson’s actual out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives but excluding any amount of or in respect of VAT (as defined herein) that is recoverable by Henderson or a member of the same group for VAT purposes as Henderson) incurred by or on behalf of Henderson in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the Henderson Expenses), such amount not to exceed $10,000,000 (the Expense Cap); provided that the payment by Janus of the Henderson Expenses pursuant to this Section 8.2(b) shall not relieve Janus of any subsequent obligation to pay the Janus Termination Fee pursuant to Section 8.2(d) except to the extent indicated in such section (and the credit referred to below), and shall not relieve Janus from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.  To the extent a Janus Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b) shall be credited against such obligation of Janus to pay the Janus Termination Fee.  For the avoidance of doubt, a termination of this Agreement by Janus or Henderson pursuant to Section 8.1(b)(ii) shall not relieve Henderson from any obligation to pay the Janus Expenses under Section 8.2(c) in the event that the Agreement is terminated at a time when Janus would have been entitled to terminate this Agreement pursuant to Section 8.1(b)(iii).

(c)                                  If either Henderson or Janus terminates this Agreement pursuant to Section 8.1(b)(iii), within three (3) Business Days after such termination Henderson shall pay or cause to be paid to Janus an amount equal to Janus’s actual out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives but excluding any amount of or in respect of VAT that is recoverable by Janus or a member of the same group for VAT purposes as Janus) incurred by or on behalf of Janus in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the Janus Expenses and, together with the Henderson Expenses, the Expenses Reimbursement), such amount not to exceed the Expense Cap; provided that the payment by Henderson of the Janus Expenses pursuant to this Section 8.2(c) shall not relieve Henderson of any subsequent obligation to pay the Henderson Termination Fee pursuant to Section 8.2(e) except to the extent indicated in such section (and the credit referred to below), and shall not relieve Henderson from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.  To the extent a Henderson Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c) shall be credited against such obligation of Henderson to pay the Henderson Termination Fee.  For the avoidance of doubt, a termination of this Agreement by Janus or Henderson pursuant to Section 8.1(b)(iii) shall not relieve Janus from any obligation to pay the Henderson

Expenses under Section 8.2(b) in the event that the Agreement is terminated at a time when Henderson would have been entitled to terminate this Agreement pursuant to Section 8.1(b)(ii).

(d)                                 If this Agreement is terminated:

(i)                                     (A) by Henderson pursuant to Section 8.1(e), or (B) by either Henderson or Janus pursuant to Section 8.1(b)(ii) at a time when Henderson would have been entitled to terminate this Agreement pursuant to Section 8.1(e) (in which case this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(d)),

(ii)                                  by (A) Henderson or Janus pursuant to Section 8.1(b)(ii) or (B) Henderson pursuant to Section 8.1(c) and, in each case, if (and only if) (1) at or prior to the Janus Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(ii)) or at or prior to the time of the applicable breach by Janus (in the case of a termination pursuant to Section 8.1(c)), there shall have been publicly made directly to the stockholders of Janus generally, or there shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make an offer or proposal for a transaction that if consummated would constitute a Janus Alternative Transaction (provided that for the purpose of the definition of Janus Qualifying Transaction in this Section 8.2, the term Janus Alternative Transaction shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”) (any such transaction made or announced at or prior to (x) the Janus Stockholders Meeting (in the case of a termination of this Agreement pursuant to Section 8.1(b)(ii)), (y) the applicable breach (in the case of a termination of this Agreement pursuant to Section 8.1(c)) or (z) the termination of this Agreement (in the case of a termination of this Agreement pursuant to Section 8.1(b)(i)), a Janus Qualifying Transaction), (2) such offer or proposal has not been withdrawn on or prior to the Janus Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(ii)) or on or prior to the time of breach by Janus (in the case of a termination pursuant to Section 8.1(c)) and (3) within 12 months of termination of this Agreement (I) Janus or its subsidiaries enter into a definitive agreement with any Janus Third Party with respect to any such Janus Qualifying Transaction or (II) any such Janus Qualifying Transaction is consummated, or

(iii)                               by Henderson or Janus pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date if the Henderson Shareholder Approvals shall have been obtained prior to the Outside Date and if (and only if) (A) at or prior to the Outside Date there shall have been made to Janus, or shall have been made directly to the stockholders of Janus generally, or there shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Janus Qualifying Transaction, (B) such offer or proposal has not been withdrawn on or prior to the Outside Date and (C) within 12 months of the Outside Date (1) Janus or its subsidiaries enter into a definitive agreement with any Janus Third Party with respect to any such Janus Qualifying Transaction or (2) any such Janus Qualifying Transaction is consummated, then, in the case of a termination by Henderson pursuant to clause (d)(i), (d)(ii) or (d)(iii), Janus shall pay to Henderson, not later than (x) in the case of clause (d)(i), the date of termination of this Agreement and (y) in the case of clauses (d)(ii) and (d)(iii), one Business Day after the earlier of the date the agreement referred to in clause (d)(ii)(3)(I) or clause (d)(iii)(C)(1) is entered into or the Janus Qualifying Transaction referred to in clause (d)(ii)(3)(II) or clause (d)(iii)(C)(2) is consummated, a termination fee of $34,000,000 (the Janus Termination Fee).

(e)                                  If this Agreement is terminated:

(i)                                     (A) by Janus pursuant to Section 8.1(f), or (B) by either Janus or Henderson pursuant to Section 8.1(b)(iii) at a time when Janus would have been entitled to terminate this Agreement pursuant to Section 8.1(f) (in which case this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(e)),

(ii)                                  by (A) Henderson or Janus pursuant to Section 8.1(b)(iii) or (B) Janus pursuant to Section 8.1(d) and, in each case, if (and only if) (1) at or prior to the Henderson Shareholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)) or at or prior to the time of the applicable breach by Henderson or Merger Sub) in the case of a termination pursuant to Section 8.1(d)), there shall have been publicly made directly to the shareholders of Henderson generally, or there shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that if consummated would constitute a Henderson Alternative Transaction (provided that for the purpose of the definition of Henderson Qualifying Transaction in this Section 8.2, the term Henderson Alternative Transaction shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”) (any such transaction made or announced at or prior to (x) the Henderson Shareholders Meeting (in the case of a termination of this Agreement pursuant to Section 8.1(b)(iii)), (y) the applicable breach (in the case of a termination of this Agreement pursuant to Section 8.1(d)) or (z) the termination of this Agreement (in the case of a termination of this Agreement pursuant to Section 8.1(b)(i)), a Henderson Qualifying Transaction), (2) such offer or proposal has not been withdrawn on or prior to the Henderson Shareholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)) or on or prior to the time of breach by

Henderson (in the case of a termination pursuant to Section 8.1(d)) and (3) within 12 months of termination of this Agreement (I) Henderson or its subsidiaries enter into a definitive agreement with any Henderson Third Party with respect to any such Henderson Qualifying Transaction or (II) any such Henderson Qualifying Transaction is consummated, or

(iii)                               by Janus or Henderson pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date if the Janus Stockholder Approval shall have been obtained prior to the Outside Date and if (and only if) (A) at or prior to the Outside Date there shall have been made to Henderson, or shall have been made directly to the shareholders of Henderson generally, or there shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Henderson Qualifying Transaction (B) such offer or proposal has not been withdrawn on or prior to the Outside Date and (C) within 12 months of the Outside Date (1) Henderson or its subsidiaries enter into a definitive agreement with any Henderson Third Party with respect to any such Henderson Qualifying Transaction or (2) any such Henderson Qualifying Transaction is consummated, then, in the case of a termination by Henderson pursuant to clause (e)(i), (e)(ii) or (e)(iii), Henderson shall pay to Janus, not later than (x) in the case of clause (e)(i), the date of termination of this Agreement, and (y) in the case of clauses (e)(ii) and (e)(iii), one Business Day after the earlier of the date the agreement referred to in clause (e)(ii)(3)(I) or clause (e)(iii)(C)(1) is entered into or the Henderson Qualifying Transaction referred to in clause (e)(ii)(3)(II) or clause (e)(iii)(C)(2) is consummated, a termination fee of $34,000,000 (the Henderson Termination Fee and, together with the Janus Termination Fee, the Termination Fees).

(f)                                   Each Expenses Reimbursement payable under Section 8.2(b) and Section 8.2(c) and each Termination Fee payable under Section 8.2(d) and Section 8.2(e) shall be payable in immediately available funds no later than the applicable date set forth in Section 8.1(b), Section 8.1(c), Section 8.2(d) and Section 8.2(e).  If a party fails to promptly pay to the other party any fee due under such Section 8.1(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(g)                                  Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, a Willful Breach hereof), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clauses (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 8.2, no party nor any Affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the Transactions; provided that the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

(h)                                 The parties acknowledge and agree that the amount of the overall loss that Janus or Henderson may incur in the circumstances in which any Termination Fee is payable under this Section 8.2 is not possible to ascertain as at the date of this Agreement and that, as such, the Termination Fee represents a genuine estimate by the parties of the amount of the overall loss that Janus or Henderson (as the case may be) would incur in the circumstances in which a Termination Fee is payable to Janus or the Henderson.  The parties shall use their reasonable best efforts to secure that any Expenses Reimbursement and any Termination Fee payable under this Section 8.2 (for the purposes of this Section 8.2(h) a Relevant Sum) will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (VAT).  However, if it is finally determined by a Taxing Authority or tribunal or court of competent jurisdiction that a Relevant Sum constitutes all or part of the consideration for a supply made for VAT purposes then if that VAT is held to be chargeable by the payor of the Relevant Sum (or the representative member of the VAT group of which the payor is a party) under the reverse charge mechanism, to the extent that any VAT so chargeable is not recoverable by such payor (or the representative member of the VAT group of which the payor is a member) by repayment or credit, the Relevant Sum shall be reduced so that the aggregate of the Relevant Sum and such irrecoverable reverse charge VAT equals the Relevant Sum that would have been paid had no such irrecoverable reverse charge VAT arisen.  Such adjusting payment as may be required between the parties to give effect to this Section 8.2(h) shall be made five Business Days after the date on which the final determination has been communicated to the party required to make the payment (together with such evidence of it as it is reasonable in the circumstances to provide) or, if later five Business Days before the VAT is required to be accounted for.  The party paying the Relevant Sum shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable endeavors to obtain any available repayment or credit in respect of VAT (as referred to in this Section 8.2(h)) and for the purposes of this Section

8.2(h) the extent of such repayment or credit shall be determined by such party, or the relevant representative member of the VAT group, acting reasonably.

Section 8.3                                   Amendment

Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Janus Stockholder Approval or the Henderson Shareholder Approvals; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of Janus (in the case of the Janus Stockholder Approval) and the shareholders of Henderson (in the case of the Henderson Shareholder Approvals), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Janus Common Stock hereunder or that by Applicable Law otherwise expressly requires the further approval of the stockholders of Janus or shareholders of Henderson, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of Janus or the shareholders of Henderson.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4                                   Extension; Waiver

At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Janus or Henderson shall require the approval of the stockholders of Janus or the shareholders of Henderson, respectively, unless such approval is required by Applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                   Nonsurvival of Representations and Warranties

None of the representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time or after the termination of this Agreement.

Section 9.2                                   Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Janus, to:

JANUS CAPITAL GROUP INC.

151 Detroit Street
Denver, CO  80206

United States of America
Attention:  David W. Grawemeyer, Esq.
Facsimile: +1 (303) 639 6662

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square

New York, NY 10036

United States of America
Attention:  Ralph Arditi, Esq.
Email:  ralph.arditi@skadden.com

Attention:  David C. Hepp, Esq.
Email:  david.hepp@skadden.com
Facsimile:  +1 (917) 777 3860

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
Canary Wharf Group

40 Bank Street

London E14 5DS

United Kingdom
Attention:  Michael E. Hatchard
Email:  michael.hatchard@skadden.com

Facsimile:  +44 20 7519 7070

(b)                                 if to Henderson or Merger Sub, to:

HENDERSON GROUP PLC
201 Bishopsgate
London
EC2M 3AE
United Kingdom

Attention:  General Counsel and Company Secretary
Facsimile:  +44 20 7818 1819

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY  10022
United States of America

Attention:  Peter D. Lyons, Esq.
Email:  peter.lyons@freshfields.com
Attention:  Matthew F. Herman, Esq.
Email:  matthew.herman@freshfields.com

Facsimile: +1 (212) 277 4001

Freshfields Bruckhaus Deringer LLP
65 Fleet Street

London EC4Y 1HS

United Kingdom

Attention:  Simon Marchant
Email:  simon.marchant@freshfields.com
Attention:  Oliver Lazenby
Email:  oliver.lazenby@freshfields.com

Facsimile: +44 20 7832 7001

Section 9.3                                   Definitions

For purposes of this Agreement:

(a)                                 Affiliate of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person (where control for the purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise); provided that neither Dai-ichi nor any Client or Janus Fund, or any their respective controlled Affiliates, shall be an Affiliate of Janus or any of its subsidiaries;

(b)                                 Aggregate Reference AUM means the aggregate assets under management of all Janus Public Funds (other than any such fund for which Janus or its subsidiaries act as subadviser) as of the most recently ended fiscal quarter prior to the date hereof;

(c)                                  Agreed Form means a registration statement to be filed with the SEC by Henderson in connection with the Henderson Share Issuance on (i) Form F-4 or (ii) if, following discussions with the S&P Dow Jones Indices division of S&P Global (S&P), S&P indicates that the filing of a Form F-4 instead of a Form S-4 would have a material and adverse effect on the inclusion of the Henderson Ordinary Shares in the S&P 500 Index, Form S-4;

(d)                                 Ancillary Agreements means the Voting Agreement, the Option Agreement and the Investment Agreement;

(e)                                  Branch means in relation to any entity, a place of business maintained by the entity in a jurisdiction outside that in which its head office is located which is a part of that entity, which has no legal personality and which provides the services for which that entity has been authorized;

(f)                                   Broker-Dealer means Janus Distributors LLC;

(g)                                  Business Day means any day, other than Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in New York City, New York, London, United Kingdom or Sydney, Australia;

(h)                                 CEA means the United States Commodity Exchange Act and the rules and regulations promulgated thereunder by the CFTC;

(i)                                     CFTC means the United States Commodity Futures Trading Commission;

(j)                                    Client means any person to which Janus or any of its subsidiaries, directly or indirectly, provides investment advisory (including sub advisory) or investment management services pursuant to an Janus Advisory Agreement;

(k)                                 Commodity Pool Operator means Janus Capital Management LLC;

(l)                                     ERISA means the United States Employee Retirement Income Security Act of 1974, as amended;

(m)                             ERISA Affiliate means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(n)                                 FCA means the United Kingdom’s Financial Conduct Authority;

(o)                                 FCA Approval means each required approval from the FCA, pursuant to Section 189(4)(a) of FSMA, of Henderson (and any other potential controllers in

Henderson’s group, to the extent required) acquiring control of any subsidiary of Janus that is authorized by the FCA, to the extent required by Applicable Law, or shall have been treated as giving such approval pursuant to Section 189(6) of FSMA;

(p)                                 FINRA means the Financial Industry Regulatory Authority;

(q)                                 FINRA Approval means the written approval from FINRA pursuant to NASD Rule 1017 (or such other applicable rule promulgated by FINRA) in connection with the Merger;

(r)                                    FSMA means the United Kingdom’s Financial Services and Markets Act (2000);

(s)                                   Henderson Advisory Agreement means any Contract entered into by Henderson or any of its subsidiaries for the purpose of providing investment advisory (including investment sub advisory) or investment management services;

(t)                                    Henderson Asset Manager means Henderson Global Investors Limited and each of its Branches;

(u)                                 Henderson Equity Awards means Henderson Options, Henderson Restricted Shares and Henderson Restricted Stock Units;

(v)                                 Henderson Equity Plans means each Henderson Plan which provides for the grant of incentive equity awards, including, without limitation, the Henderson Group Plc Long Term Incentive Plan, the Henderson Group Plc Restricted Share Plan, the Henderson Group Plc Deferred Equity Plan, the Henderson Group Plc Sharesave Scheme, the Henderson Group Plc Buy-As You-Earn Plan, the Henderson Group Plc Company Share Option Plan, the Henderson Group Plc Executive Share Ownership Plan, the Henderson International BAYE, and the Henderson US Employee Share Purchase Plan;

(w)                               Henderson Fund means the Henderson Private Funds and the Henderson Public Funds;

(x)                                 Henderson Fund Public Documents means the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by any Henderson Public Fund with, or furnished to, any Governmental Entity (together with any exhibits and schedules thereto and other information incorporated therein);

(y)                                 Henderson HF Manager means AlphaGen Capital Limited;

(z)                                  Henderson IT Systems means the information and communications technologies used by any of Henderson or any of its subsidiaries, including hardware, software, networks, and association documentation;

(aa)                          Henderson Mutual Fund Manager means Henderson Investment Management Limited;

(bb)                          Henderson Name Change means the name change of “Henderson Group plc” to “Janus Henderson Global Investors plc”;

(cc)                            Henderson Option means an outstanding option to purchase Henderson Ordinary Shares with respect to Henderson Ordinary Shares;

(dd)                          Henderson Ordinary Share means an ordinary share of par value £0.125 in the capital of Henderson;

(ee)                            Henderson Pension Plan means those pension, retirement or similar arrangements (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Henderson or its subsidiaries on behalf of any employee, director or other individual service provider of Henderson or its subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which Henderson or its subsidiaries have or have had any liability on behalf of any such employee, director or other individual service provider or beneficiary;

(ff)                              Henderson Plan means all “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not ERISA applies to such plans), all medical, dental, life insurance, equity (including, without limitation, the Henderson Equity Plan), bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension (including, without limitation, the Henderson Pension Plans), deferred compensation, vacation, sick pay or paid time off plans or policies, and all other material plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Henderson or its subsidiaries on behalf of any employee, director or other individual service provider of the Henderson or its subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Henderson or its subsidiaries have any liability on behalf of any such employee, director or other individual service provider or beneficiary, in each case, other than any statutory or governmental plan, agreement, policy, trust or arrangement;

(gg)                            Henderson Private Fund means any pooled investment vehicle established, incorporated, organized or otherwise constituted in a jurisdiction outside of the United States of America for which Henderson or any of its subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor other than a Henderson Public Fund;

(hh)                          Henderson Public Fund means each UCITS for which Henderson or any of its subsidiaries acts as investment adviser or investment sub-adviser;

(ii)                                  Henderson Restricted Share means an issued and outstanding Henderson Ordinary Share granted under a Henderson Equity Plan that is subject to vesting or other restrictions;

(jj)                                Henderson Restricted Stock Unit means a right relating to a Henderson Ordinary Share granted under a Henderson Equity Plan that is subject to vesting or other restrictions;

(kk)                          Henderson Share Issuance means the issuance of Henderson Ordinary Shares in connection with the Merger and in satisfaction of payment of the Merger Consideration pursuant to this Agreement;

(ll)                                  Henderson Shareholder Amended Articles Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares (or their proxies, if applicable) of the Henderson Amended Articles;

(mm)                  Henderson Shareholder Approvals means the Henderson Shareholder Transaction Approval, the Henderson Shareholder Name Change Approval, the Henderson Shareholder Amended Articles Approval and the Henderson Shareholder Permitted Henderson Dividend Approval;

(nn)                          Henderson Shareholder Circular means the shareholder circular, including any supplementary circular, to be dispatched to Henderson Ordinary Shareholders and others by Henderson containing, amongst other things, certain information about Henderson, Merger Sub and Janus and notice of the Henderson Shareholders Meeting;

(oo)                          Henderson Shareholder De-listing Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares at the Henderson Shareholders Meeting of the cancellation of the listing of the Henderson Ordinary Shares on the premium segment of the Official List of the FCA and of trading of the Henderson Ordinary Shares on the London Stock Exchange’s main market for listed securities;

(pp)                          Henderson Shareholder Name Change Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares at the Henderson Shareholders Meeting of the Henderson Name Change;

(qq)                          Henderson Shareholder Option Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares at the Henderson Shareholders Meeting of the Shareholder Resolution (as defined in the Option Agreement) in connection with the allotment and issue of the Unapproved Conditional Options (as defined in the Option Agreement) to Dai-ichi;

(rr)                                Henderson Shareholder Permitted Henderson Dividend Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares at the Henderson Shareholders Meeting of the Permitted Henderson Dividend;

(ss)                              Henderson Shareholder Transaction Approval means the approval by the applicable proportion of holders of Henderson Ordinary Shares at the Henderson Shareholders Meeting of the Transactions, the allotment of Henderson Ordinary Shares in connection with the Transactions and the Henderson Share Issuance;

(tt)                                Henderson Triggering Event means:  (A) the Board of Directors of Janus or any committee thereof shall have made a Janus Recommendation Change; (B) Janus shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Janus in favor of the adoption of this Agreement; (C) the Board of Directors of Janus fails to reaffirm publicly its recommendation of this Agreement and the Merger, within five (5) Business Days (or, if earlier, prior to the date of the Janus Stockholders Meeting) after Henderson reasonably requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to shares of Janus Common Stock shall have been commenced and Janus shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Janus Stockholders Meeting), a statement disclosing that Janus recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement and the Merger; (E) a Janus Alternative Transaction is publicly announced, and Janus fails to issue a press release that reaffirms its recommendation of this Agreement and the Merger, within five (5) Business Days (or, if earlier, prior to the Janus Stockholders Meeting) after Henderson reasonably requests in writing that such recommendation be reaffirmed publicly; or (F) Janus or any Representative of Janus shall have breached any of the provisions set forth in Section 5.2 in any material respect;

(uu)                          Henderson UK Prospectus means any prospectus, including any supplementary prospectus, required to be published by Henderson in connection with the Henderson Ordinary Shares to be issued pursuant to the Merger and the re-admission of all of the Henderson Ordinary Shares to listing on the FCA’s official list and to trading on the London Stock Exchange’s main market for listed securities;

(vv)                          Investment Agreement means the Amended and Restated Investment and Strategic Cooperation Agreement, dated as of the date hereof, by and among Henderson, Janus and Dai-ichi;

(ww)                      Investment Company Act means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC;

(xx)                          Janus Advisory Agreement means any Contract entered into by Janus or any of its subsidiaries for the purpose of providing investment advisory (including investment sub advisory) or investment management services;

(yy)                          Janus Equity Plans means each Janus Plan which provides for the grant of incentive equity awards, including, without limitation, the Janus Capital Group Inc. 2004 Employment Inducement Award Plan, as amended, the Janus Capital

Group Inc. 2012 Employment Inducement Award Plan, as amended, the Janus Capital Group Inc. 2005 Long-Term Incentive Stock Plan, as amended, the Janus Capital Group Amended and Restated 2010 Long-Term Incentive Stock Plan, as amended, and the Janus Employee Stock Purchase Plan, as amended;

(zz)                            Janus Fund means the Janus Private Funds and the Janus Public Funds;

(aaa)                   Janus Fund SEC Documents means the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by any Janus Public Fund with, or furnished to, the SEC (together with any exhibits and schedules thereto and other information incorporated therein);

(bbb)                   Janus Intellectual Property means Intellectual Property owned or purported to be owned by Janus or any of its subsidiaries;

(ccc)                      Janus IT Systems means the information and communications technologies used by any of Janus or any of its subsidiaries, including hardware, software, networks, and association documentation;

(ddd)                   Janus Option means an option to purchase shares of Janus Common Stock;

(eee)                      Janus Plan means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity (including, without limitation, the Janus Equity Plans), bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and all other material plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Janus or its subsidiaries on behalf of any employee, director or other individual service provider of Janus or its subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which Janus or its subsidiaries have any liability on behalf of any such employee, director or other individual service provider or beneficiary, in each case, other than any statutory or governmental plan, agreement, policy, trust or arrangement;

(fff)                         Janus Private Fund means any pooled investment vehicle established, incorporated, organized or otherwise constituted in the United States of America for which Janus or any of its subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor other than a Janus Public Fund;

(ggg)                      Janus PSU Award means an outstanding award of performance stock units in respect of shares of Janus Common Stock granted under a Janus Equity Plan whose vesting is conditioned in whole or part on the satisfaction of performance criteria;

(hhh)                   Janus Public Fund means any pooled investment vehicle (including each portfolio or series thereof, if any) registered as an investment company under the Investment Company Act (including each portfolio or series thereof) for which Janus or any of its subsidiaries provides advisory or sub-advisory services pursuant to a Janus Advisory Agreement;

(iii)                               Janus Restricted Share Award means an issued and outstanding award of shares of Janus Common Stock granted under a Janus Equity Plan that is subject to vesting or other restrictions;

(jjj)                            Janus RSU Award means an outstanding award of restricted stock units in respect of shares of Janus Common Stock granted under a Janus Equity Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria, including, without limitation, any outstanding award of restricted stock units in respect of shares of Janus Common Stock granted under a Janus Equity Plan to a non-employee director of Janus in connection with a deferral election made pursuant to the Amended and Restated Janus Capital Group Inc. Director Deferred Fee Plan;

(kkk)                   Janus Triggering Event means:  (A) the Board of Directors of Henderson or any committee thereof shall have made a Henderson Recommendation Change; (B) Henderson shall have failed to include in the Henderson Shareholder Circular the recommendation of the Board of Directors of Henderson in favor of the Henderson Shareholder Approvals and the Henderson Shareholder De-listing Approval; (C) the Board of Directors of Henderson fails to reaffirm publicly its recommendation of the Transactions within five (5) Business Days (or, if earlier, prior to the date of the Henderson Shareholders Meeting) after Janus reasonably requests in writing that such recommendation be reaffirmed publicly; (D) a tender offer relating to Henderson Ordinary Shares shall have been commenced and Henderson shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Henderson Shareholders Meeting), a statement disclosing that Henderson recommends rejection of such tender or exchange offer and reaffirming its recommendation of any of the Henderson Shareholder Approvals and the Henderson Shareholder De-listing Approval; (E) a Henderson Alternative Transaction is publicly announced, and Henderson fails to issue a press release that reaffirms its recommendation of the Transactions, within five (5) Business Days (or, if earlier, prior to the Henderson Shareholders Meeting) after Janus reasonably requests in writing that such recommendation be reaffirmed publicly; or (F) Henderson or any Representative of Henderson shall have breached any of the provisions set forth in Section 5.3 in any material respect;

(lll)                               JFSC means the Jersey Financial Services Commission.

(mmm)       JFSC Approvals and Consents means: (A) the approval by the JFSC of the Henderson US Prospectus, the Registration Statement and any other relevant document that is or is deemed to be a “prospectus” pursuant to the Companies

(Jersey) Law 1991 (or any successor statute); and (B) the issue by the JFSC to Henderson of any consent(s) pursuant to the Control of Borrowing (Jersey) Order 1958 as is/are necessary for Henderson to lawfully assume the Janus Equity Awards and/or sponsorship of each Janus Equity Plan, in each case if required by Applicable Law or the JFSC;

(nnn)                   knowledge of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and head of human resources;

(ooo)                   Material Adverse Effect on Janus or Henderson (as applicable) means any fact, circumstance, effect, change, event or development (each, an Effect) that materially adversely affects the business, properties, financial condition or results of operations of Janus and its subsidiaries, taken as a whole, or Henderson and its subsidiaries, taken as a whole, as applicable, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (B) any failure, in and of itself, by Janus or Henderson to meet any internal or published projections, forecasts, budgets, plans, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Janus or Henderson, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of any of the Transactions, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, Governmental Entities and other persons (except that this clause (C) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and (iii) and, to the extent related thereto, Section 7.2(a), in the case of Janus, and Section 4.2(b)(ii) and (iii) and, to the extent related thereto, Section 7.3(a), in the case of Henderson), (D) any change, in and of itself, in the market price or trading volume of Janus’s or Henderson’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Janus or Henderson, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change in Applicable Law, regulation, IFRS or GAAP, as applicable (or authoritative interpretation thereof) (in each case, other than any Effect that affects either Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies in the global asset management industry, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (G) any hurricane, tornado, flood, earthquake or other natural disaster (in each case, other than any Effect that affects either Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that Janus and its subsidiaries or Henderson and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (H) any action expressly required by Section 6.6 of this Agreement (except that this clause (H) shall not apply with respect to the covenants in Section 6.6) or (I) any termination of Client accounts (including the termination of any Janus Advisory Agreements) or reduction in assets under management of any Client account (the effect of which shall be governed solely by Section 7.1(f)) (but not the underlying causes thereof);

(ppp)                   NFA means the National Futures Association;

(qqq)                   Option Agreement means the Option Agreement, dated as of the date hereof, by and between Janus and Dai-ichi;

(rrr)                            Permitted Janus Dividend means the declaration and payment by Janus of quarterly cash dividends, not to exceed the amounts set forth in Section 9.3(rrr) of the Janus Disclosure Schedule, per share of Janus Common Stock in respect of the third (3rd) and fourth (4th) quarters, respectively, of 2016;

(sss)                         Permitted Henderson Dividend means the declaration and payment by Henderson of a final cash dividend, not to exceed the amount set forth in Section 9.3(sss) of the Henderson Disclosure Schedule per Henderson Ordinary Share in respect of the calendar year ended December 31, 2016;

(ttt)                            Permitted Liens means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Janus Filed SEC Documents or Henderson Filed Public Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as any mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Janus or Henderson, as the case may be, with respect to which Janus or Henderson, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Janus or Henderson, as the case may be, in accordance with GAAP or IFRS, as applicable, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Janus or Henderson, as the case may be, in accordance with GAAP or IFRS, as applicable, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from licenses of Intellectual Property, (F) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Janus or Henderson, as the case may be, in the ordinary course of business, (G) leases, subleases, licenses and occupancy agreements by Janus or Henderson, as the case may be, as landlord, sublandlord or licensor, (H) Liens disclosed on any title insurance policy held by Janus or Henderson, as the case may be, in existence on the date of this Agreement, and (I) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord;

(uuu)                   person means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(vvv)                   Significant Subsidiary means, a subsidiary which meets any of the following conditions: (i) Henderson or Janus (as applicable) and its other subsidiaries’ investments in and advances to such subsidiary exceed 10 percent of the total assets of Henderson or Janus (as applicable) and its subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) Henderson’s or Janus’s (as applicable) and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 10 percent of the total assets of Henderson or Janus (as applicable) and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) Henderson’s and Janus’s (as applicable) and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exclusive of amounts attributable to any noncontrolling interests exceeds 10 percent of such income of Henderson or Janus (as applicable) and its subsidiaries consolidated for the most recently completed fiscal year;

(www)             a subsidiary of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person; provided that no Client or Janus Fund, or any their respective controlled Affiliates, shall be a subsidiary of Janus or any of its subsidiaries;

(xxx)                   Tax means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;

(yyy)                   Taxing Authority means any Governmental Entity responsible for the administration of any Taxes;

(zzz)                      Tax Return means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto filed or required to be filed with any Taxing Authority relating to Taxes;

(aaaa)            UCITS means an undertaking for collective investment in transferable securities formed pursuant to the EU Directive 2009/65/EC and successive directives as amended from time to time; and

(bbbb)            Willful Breach means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with knowledge (which shall be deemed to include knowledge of facts that a person acting reasonably should have) that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.

Section 9.4                                   Interpretation

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words hereof, hereto, hereby, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word extent in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to dollars and $ will be deemed references to the lawful money of the United States of America.  Whenever a consent or approval of Janus or Henderson is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

Section 9.5                                   Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by electronic transmission) to the other parties.

Section 9.6                                   Entire Agreement; No Third-Party Beneficiaries; No Additional Representations

(a)                                 This Agreement (including the documents, exhibits, schedules and instruments referred to herein and the Ancillary Agreements), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.7, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

(b)                                 The parties acknowledge and agree that none of Janus, Henderson or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of Janus and Henderson, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of Janus, Henderson or any other person, as applicable, except as expressly set forth in this Agreement.

Section 9.7                                   Governing Law

This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Henderson, Merger Sub or Janus in the negotiation, administration, performance and enforcement thereof shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof (except in the case of the actions of Henderson (including its internal affairs and the fiduciary duties of its Board of Directors) as to which provisions of Jersey law are mandatorily applicable, in which case, such actions shall be governed by, and construed in accordance with, such provisions of Jersey law solely to the extent required thereunder).

Section 9.8                                   Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment in violation of the preceding sentence shall be null and void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9                                   Specific Enforcement

The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to any termination of this Agreement pursuant to ARTICLE VIII and subject to Section 8.2(g), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and (as an integral and essential part of the Transactions without which the parties would not have entered into this Agreement) to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.10                            Jurisdiction

In any Action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or any federal court sitting in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or any federal court sitting in the State of Delaware and appellate courts thereof.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.10 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11                            WAIVER OF JURY TRIAL.EACH OF HENDERSON, MERGER SUB AND JANUS WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.12                            Headings, etc.

The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13                            Severability

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in a mutually acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

HENDERSON GROUP PLC

By:	/s/Andrew Formica
Name: Andrew Formica
Title: Chief Executive

HORIZON ORBIT CORP.

By:	/s/Roger Thompson
Name: Roger Thompson
Title: President, Secretary, Treasurer

JANUS CAPITAL GROUP INC.

By:	/s/Richard M. Weil
Name: Richard M. Weil
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]